Exhibit 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of this 11th day of April, 2018, by and among KHANDWALA CAPITAL MANAGEMENT, INC., a Connecticut corporation (“Purchaser”), AMIT S. KHANDWALA (“ASK”) and WRIGHT INVESTORS’ SERVICE HOLDINGS, INC., a Delaware corporation (“Seller” who together with Purchaser and ASK are sometimes collectively referred to herein as the “Parties” or individually, as a “Party”).

W I T N E S S E T H:

WHEREAS, the Winthrop Corporation is a Connecticut corporation (the “Company”) and together with its Subsidiaries is engaged in the business of providing investors, customers and clients (collectively, “Clients”) with investment management, financial advisory and investment research services and products (the “Business”); and

WHEREAS, Seller owns and holds 100% of the Company’s Common Shares; and

WHEREAS, ASK owns a majority interest in Purchaser and, as such, stands to benefit substantially from the Transactions contemplated herein.

WHEREAS, Purchaser desires to purchase and acquire from Seller and Seller desires to sell and transfer to Purchaser, upon the terms and subject to the conditions contained herein, all of the Company’s Common Shares; and

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.	BASIC TRANSACTION.

1.1          Sale/Acquisition of Company’s Common Shares.  Upon the terms and subject to the conditions contained herein, at Closing, Purchaser agrees to purchase and accept from Seller and Seller agrees to sell, transfer and deliver to Purchaser, free and clear of all liens, charges, and encumbrances, including any restrictions on the right to vote, sell or otherwise dispose thereof, except for such limitations as are imposed by Applicable Securities Laws, all of the issued and outstanding shares of the Company, consisting of the shares of common stock owned by Seller (“Company’s Common Shares”).

1.2          Purchase Price.  In consideration of and in exchange for the Company’s Common Shares, Purchaser shall pay Seller Six Million Dollars ($6,000,000.00) which payment shall constitute the entire purchase price (the “Purchase Price”) payable to Seller for the Company’s Common Shares.

1.3          Payment of the Purchase Price.  The Purchase Price shall be paid to Seller as follows:

1.3.1       At Closing.  On the Closing Date, Purchaser shall pay to Seller by wire transfer in accordance with Seller’s written instructions, Six Million Dollars ($6,000,000.00) (the “Closing Payment”) plus or minus the Intercompany Payment described in Section 1.3.3 (the “Adjusted Closing Payment”).

1.3.2       Satisfaction of Purchase Price.  Payment of the Adjusted Closing Payment shall fully discharge Purchaser’s financial obligation to Seller for the purchase of the Company’s Common Shares.

1.3.3       Intercompany Accounts.  At Closing, Seller’s payables and receivables reflected on books of the Company shall be netted, and the net amount owed by Seller to the Company or by the Company to Seller, as the case may be, shall be paid at Closing from the one to the other (the "Intercompany Payment") as either a credit or addition to the Closing Price or a debit or deduction therefrom.

2.	CLOSING.

2.1          Closing.  Upon the terms and subject to the conditions and terms contained herein, the closing of the Transactions (the “Closing”) shall take place at the offices of Seller at 10:00 a.m. (Eastern Time) either on May 31, 2018, or as soon as practicable thereafter following the date on which all of the conditions set forth in Section 6 hereof are satisfied or waived or on such other date upon which the Parties may agree (the “Closing Date”).

2.2          Deliveries and Payments at Closing.  At the Closing:

2.2.1       Payments for Tendered Shares.  Purchaser shall make the Adjusted Closing Payment to Seller against receipt by Purchaser from Seller of the share certificates representing all of the Company’s Common Shares, duly endorsed for transfer to Purchaser.

2.2.2       Certificates.  Purchaser and Seller shall each deliver to the other the certificates and other items described in Section 6 hereof.

2.2.3       Resignations of Officers and Directors.  All officers and directors of the Company and its Subsidiaries shall resign effective with the Closing other than those whom Purchaser shall have specified in writing at least five (5) days prior to the Closing.

2.2.4       Other Closing Transactions.  Each of the Parties hereto shall take such other actions reasonably required hereby to be performed by it at the Closing, including, without limitation, satisfying the conditions set forth in Section 6 hereof.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser and ASK to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby represents and warrants to Purchaser and ASK as to the Company and its Subsidiaries that the following representations in Sections 3.1, 3.2 and 3.5 are true and correct to the Knowledge of Seller as of the date hereof and will be true and correct as of Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case they will be true and correct as of such date) and except as set forth in the disclosure schedule accompanying this Agreement which shall be updated by Seller prior to the Closing (the “Disclosure Schedule”), to wit:

3.1          Representations and Warranties of Company.

3.1.1          Corporate and Financial.

(a)          Organization.  The Company and its Subsidiaries are corporations or limited liability companies duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation or organization and have all the corporate or limited liability company power and authority to own their assets and to carry on their Business as now being conducted.  The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other organization to do business and are in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have individually or, in the aggregate, a Material Adverse Effect.

(b)          Subsidiaries.  The Company has the following wholly owned Subsidiaries:

(i)          Wright Investors’ Service, Inc. (“Wright”);

(ii)          Wright Investors’ Service Distributors, Inc. (WISDI”); and

(iii)          Wright Private Asset Management, LLC, (WPAM”) which is a wholly owned subsidiary of Wright.

All of the outstanding shares of the capital stock or equity of each of the Subsidiaries have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all liens, charges, and encumbrances, including any restrictions on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership, except for such restrictions as are imposed by Applicable Securities Laws.

(c)          Investment Advisers.  The Company, Wright and WPAM (collectively, the “Investment Advisers”) are each registered as investment advisers with the U.S. Securities and Exchange Commission (“SEC”) under the Investors Advisers Act of 1940, as amended, and are in full compliance with all requirements therefore as well as the rules and regulations promulgated under the Investment Advisers Act of 1940.   WISDI is registered as a broker/dealer with the SEC  under the Exchange Act, is in compliance in all material respects with applicable provisions of the Exchange Act and is a member in good standing in full compliance with the rules and regulations of the Financial Regulatory Authority, Inc. (“FINRA”).

3.1.2          Authority; No Conflict.

(a)          Authorization.  To the extent the same is necessary or required, the Company and each of its Subsidiaries has all necessary power and authority to consummate the Transactions contemplated herein and all corporate actions necessary therefore, if any, to consummate such transaction have been taken or will be taken, prior to Closing.

(b)           No Conflicts.  The consummation of the Transactions contemplated herein does not and will not violate or result in any conflict with, breach of, or default or acceleration under the Company’s articles of incorporation or bylaws or under any mortgage, agreement, lease, indenture, or other instrument, order, judgment or decree to which the Company or any of its Subsidiaries is a party or by which the Company’s or its Subsidiaries’ properties or assets may be bound, except for the IAA Consents and the effect of the consummation of the Transaction with respect to agreements of the Company or its Subsidiaries with any mutual funds and the broker-dealer registration of WISDI.  The consummation of the Transactions will not violate any provisions of any applicable law, writ or judgment of any Governmental Authority applicable to the Company and its Subsidiaries or of any of their property or assets, nor does it or will it, violate, conflict with, result in the loss of any benefit under, constitute a default under, require any consent or approval under, result in the termination of or right of termination or cancelation under, violate the performance required by or result in the creation of any lien, charges or encroachment upon any of the respective assets or properties of the Company under its Subsidiaries under any of the terms, conditions or provisions of any Material Contract to which the Company or any of its Subsidiaries is a party or is bound or affected, except with respect to the IAA Consents.

(c)          Governmental Approvals.  There are no material consents, waivers, authorizations or approvals of any Governmental Authority or any material declaration to or filing or registration with any such Governmental Authority that is required in connection with the execution and delivery by the Company of this Agreement or the performance by the Company of its obligations hereunder, except for the Parties’ obligation to obtain the Requisite Regulatory Approvals and the required filings of the Proxy Materials.

(d)          Copies of Corporate Documents.  Seller has furnished to Purchaser or Purchaser’s Representatives complete and correct copies of (i) the Certificate of Incorporation, or Organization as amended to date, of the Company and its Subsidiaries as certified by the Secretary of State of the state of its incorporation or organization and (ii) a complete and correct copy of the Bylaws or Operating Agreement of the Company and its Subsidiaries (as applicable), as presently in effect, certified by its incumbent secretary or other officer.

3.1.3       Capital Structure.

(a)          Authorized Capital Stock.  The authorized capital stock of the Company consists of 1,000 shares of $0.01 par value common stock of which 1,000 shares are issued and outstanding. There are no preferred shares, restricted stock units, restricted stock, performance units, “phantom” stock rights, stock appreciation rights, option shares or other classes of common shares of the Company.  All of the Company’s Common Shares are duly and validly issued, fully paid and non‑assessable and were offered, issued and sold in compliance with all Applicable Securities Laws.  All of the Company’s Common Shares are free and clear of any liens, charges or encumbrances, including restrictions as to vote, sale or disposition except as such may be limited by Applicable Securities Laws.  No Person has any right of rescission or claim for damages under Applicable Securities Laws with respect to the prior issuance of any shares of the Company’s Common Shares.  None of the Company’s Common Shares now outstanding have been issued in violation of any preemptive or other rights of Seller.

(b)          No Other Securities.  Neither the Company nor any of its Subsidiaries have outstanding any securities or other rights which are either by their terms or by contract convertible or exchangeable into common stock of, or other equity interest in, the Company or its Subsidiaries or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements for the purchase or issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, the Company’s Common Shares or other equity interest or securities convertible into the Company’s Common Shares or other equity interest.  The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire, redeem or retire or to register any shares of its common capital stock.

(c)          Agreements Restricting Transfer.  There is no agreement to which Seller or the Company and its Subsidiaries is a party restricting the transfer of any of the Company’s Common Shares except as required by Applicable Securities Laws.  There are no voting trusts or agreements, stockholders’ agreements, buy-sell agreements, right of first refusal, preemptive rights or proxies relating to any capital stock of the Company.

3.1.4          Corporate Records.  The stock records and minute books of the Company and its Subsidiaries furnished to Purchaser’s Representatives by the Company prior to Closing fully and accurately reflect all issuances, transfers and redemptions of the capital stock of the Company, and its Subsidiaries and correctly show the total number of the Company’s Common Shares issued and outstanding on the date hereof and, as of Closing, correctly show all corporate action taken by the directors and shareholders of the Company and its Subsidiaries since the 2012 Merger, (including actions taken by consent without a meeting) and contain true and complete copies or originals of the Company’s and its Subsidiaries Certificate of Incorporation or Certificates of Organization and all amendments thereto, Bylaws or Operating Agreement as amended and currently in force, and the minutes of all meetings or consent actions of the Company’s and its Subsidiaries’ directors and shareholders and/or members or managers, as the case may be since the 2012 Merger.  No resolutions or actions have been passed, enacted, consented to or adopted by such directors or shareholders members or managers since the 2012 Merger, except those contained in their respective minute books.

3.1.5          Merger of the Company.  On December 19, 2012, the Company and its Subsidiaries was merged into a wholly owned subsidiary of Seller, with the Company and its Subsidiaries being the surviving corporation of such merger (the “2012 Merger”).  The 2012 Merger was done in full compliance with the laws of the State of Delaware and was a tax-free reorganization under Section 368(a) of the Code.

3.1.6          Financial Statements.  Seller (i) has delivered to Purchaser’s Representatives true, correct and complete copies of Seller’s consolidated audited financial statements for the fiscal years ended December 31, 2016 and December 31, 2017 (collectively, the “Existing Financing Statement”) and (ii) shall deliver to Purchaser’s Representatives prior to the Closing, and as soon as prepared, a true, correct and complete copy of Seller’s consolidated unaudited financial statements for the three (3) month period ended March 31, 2018 (the March 31, 2018 Financial Statements” and together with the Existing Financial Statements, the “Financial Statements”). Such Financial Statements, to the best of Seller’s Knowledge, have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, and present fairly the financial condition of Seller on a consolidated basis as of such date and the consolidated results of operations of Seller for such periods.

3.1.7          Liabilities.  Except as disclosed in the Schedules hereto, or with respect to Material Contracts, licenses or other items referenced in Section 3.1.12 or in the Financial Statements, the Company and its Subsidiaries do not have any debts, liabilities, or obligations of any kind, whether accrued, absolute, contingent or otherwise, except for any contractual commitments which are in the aggregate immaterial.

3.1.8          Absence of Changes.  Except as set forth on Schedule 3.1.8 and the other Schedules hereto, since December 31, 2017:

(a)          There has been no change in the Business, assets, liabilities, results of operation or financial condition of the Company and its Subsidiaries, or in any of its relationships with suppliers, customers, employees, lessors or others, which individually or in the aggregate has had or is likely to have a Material Adverse Effect on the Businesses, assets or properties of the Company and its Subsidiaries taken as a whole;

(b)          Except for the Transactions provided for in this Agreement, the Business of the Company and its Subsidiaries has been operated in all material respects in the ordinary course;

(c)          The books, accounts and records of the Company and its Subsidiaries have been maintained in all material respects in the usual, regular and ordinary manner on a basis consistent with prior years;

(d)          There has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the Company’s Common Shares nor has there been any loan, advance or any direct or indirect redemption, retirement, purchase or other acquisition by Seller of the Company’s Common Shares.

(e)          Except for changes disclosed to Purchaser on Schedule 3.1.8, there has been (i) no increase in the compensation or in the rate of compensation or commissions payable or to become payable by the Company or its Subsidiaries to (x) any director, or (y) any officer, salaried employee, salesman, distributor or agent; (ii) no increase in the compensation or in the rate of compensation payable or to become payable to hourly employees and salaried employees of the Company or its Subsidiaries; (iii) no increase in any payment of or payment or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee; and (iv) no increase in the rate of commissions paid or payable to any employee of the Company or its Subsidiaries;

(f)          Except as disclosed to Purchaser on Schedule 3.1.8, there has been no issuance or sale by the Company or its Subsidiaries of its authorized capital stock, options or warrants for such capital stock, bonds, notes or other securities of the Company or its Subsidiaries or any modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes or other securities thereof;

(g)          There has been no mortgage, lien or other encumbrance (other than as is created through the operation of law in the ordinary course of business) or security interest (other than liens for current taxes not yet due) created on or in (including without limitation, any deposit for security consisting of) any asset or assets of the Company or its Subsidiaries or assumed by the Company or its Subsidiaries with respect to any asset or assets;

(h)          There has been no material indebtedness or other material liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by the Company or its Subsidiaries, including, without limitation, any draws or advances under any lines of credit, which would be required to be reflected on a balance sheet of the Company, prepared in accordance with GAAP, except such as have been incurred in the ordinary course of business of the Company and its Subsidiaries;

(i)          There has been no creation of, amendment to or contributions made to any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension plan, group insurance or other benefit plan, or any union, employment or consulting agreement or arrangement.

3.1.9      Litigation and Proceedings.  Except as set forth on Schedule 3.1.9, there are no material actions, decrees, suits, counterclaims, claims, proceedings, arbitrations or governmental or other investigations pending or, to the Knowledge of Seller, threatened, in writing, against, by or affecting the Company or any of its Subsidiaries in any court or before any arbitrator or Governmental Authority, and no material outstanding judgment, award, order or decree of any nature has been rendered against the Company or its Subsidiaries with respect thereto by any agency, arbitrator, court, commission or other authority which has not been paid or discharged, nor, to the Knowledge of Seller, does the Company or its Subsidiaries have any unasserted contingent liabilities which, individually or collectively, might have a Material Adverse Effect on the assets, Business or operations of the Company and its Subsidiaries or which might prevent or impede the Closing.  Neither the Company nor its Subsidiaries have received any notice that any of them have been charged with or are under investigation with respect to any charge concerning any provision of any federal, state or other applicable laws or administrative regulations with respect to the Business.  There are no pending or, to the Knowledge of Seller, threatened claims, in writing, against any of the officers or directors of the Company and its Subsidiaries in connection with the Business.

3.1.10      Permits; Compliance With Law.

(a)          The Company and its Subsidiaries and each of their officers, directors and employees have all material permits, licenses, approvals and authorizations of and registrations with and under all federal, state, local and foreign laws, authorities and agencies required for the Company and its Subsidiaries, together with its officers, directors and employees to carry on each part of their respective activities as presently conducted in connection with the Business and all of such permits, licenses, approvals, authorizations and registrations are in full force and effect, and no suspension or cancellation of any of them is pending or threatened.

(b) Except to the extent otherwise disclosed herein (including any Schedules hereto), the Company and its Subsidiaries have complied in all material respects with all federal, state and local laws, rules, regulations and ordinances applicable to it or its Business as its employees.  No past violation of any such law, rule, regulation or ordinance has occurred which could or would materially impair the right or ability of the Company and its Subsidiaries or their respective officers, directors or employees to conduct their respective activities in connection with the Business.  Neither the Company nor any of its Subsidiaries is in default in any material respect to any order, writ, judgment aware, injunction or decree of any court or governmental authority naming the Company or any of its Subsidiaries as a party subject thereto.

(c)          Since the 2012 Merger, with respect to the Business of the Company and its Subsidiaries, neither the Investment Advisers, nor any of their "advisory affiliates" or "management persons" (each, as defined in Form ADV) (i) to the Company's Knowledge, has been the subject of any investigations or disciplinary proceedings or orders of any Governmental Authority arising under Applicable Securities Laws which is required to be disclosed on Form ADV, and, to the Company's Knowledge, no such disciplinary proceeding or order is pending or threatened; (ii) has been permanently enjoined by an order, judgment or decree of any court or other governmental agency from engaging in or continuing any conduct or practice; and (iii) is or has been ineligible to serve as, or subject to any disqualification which, to the Knowledge of Seller, would reasonably be likely to result in any denial, suspension or revocation of the restriction of or for any material limitation on any of the Investment Advisers' activities as an investment adviser under the provisions of the Investment Advisers Act of 1940 or ineligible to serve in, or subject to any disqualification which, to the Knowledge of Seller, would reasonably be expected to result in any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act or which would be reasonably likely to give rise to an affirmation answer to any of the questions in, or require disclosure under, Item 11, Part 1 or Item 9, Part 2A of the Form ADV of any of the Investment Advisers.

3.1.11          Insurance.  All of the Company's and its Subsidiaries' assets and property are insured under policies of insurance presently maintained by the Company and its Subsidiaries and each such policy is in effect and will be maintained through the Closing Date, in full force and effect.  Seller has supplementally provided Purchaser and ASK with a list of all such insurance policies maintained by the Company or any of its Subsidiaries, with respect to its or their property, assets and Business.  All material terms, obligations and provisions of each insurance policy and bond have been complied with, all premiums due thereon have been paid.  No notice of cancellation with respect thereto has been received.  There are no pending insurance claims.  There are no self-insurance or co-insurance programs maintained by the Company or its Subsidiaries.

3.1.12       Contracts; Properties and Assets.

(a)          Contracts and Commitments.  Seller has supplementally provided Purchaser and ASK with a list of all Material Contracts relating to the Business of the Company and its Subsidiaries.  Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms and constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination or partial termination. The Company and its Subsidiaries and, to Seller’s knowledge, each party thereto, in all material respects, have performed all the obligations required to be performed by them to date, and are not in default thereunder.

(b)          Licenses; Intellectual Property.  Except as described in Schedule 3.1.12, to Seller’s Knowledge, the Company and its Subsidiaries are not a party, either as licensor or licensee, to any material agreement for any inventions, patent, process, trademark, service mark, trade name, copyrights, trade secret or confidential information ("Intellectual Property").  All Intellectual Property and applications therefor or registrations thereof, owned or used by the Company and its Subsidiaries are listed in Schedule 3.1.12 and comprise all such Intellectual Property required for the Company and its Subsidiaries to conduct, and to continue to conduct, its Business as presently conducted.  All such Intellectual Property is free and clear of all liens, charges, encumbrances and does not conflict with or misappropriate any intellectual property or any third party.  Except as set forth on Schedule 3.1.12, there are no rights of third parties with respect to any of, and the Company and is Subsidiaries have the right to use, the Intellectual Property owned or used by the Company and its Subsidiaries.  After the Closing, the Company and its Subsidiaries will own all right, title and interest in and to or have a valid and enforceable license to use their Intellectual Property and there are no conflicts with or infringements of any Intellectual Property owned or controlled by the Company or its Subsidiaries with or by any third party.  The consummation of the Transactions will not alter or impair the Intellectual Property owned, licensed to, or controlled by, the Company and its Subsidiaries.

(c)          Title to Properties.  The Company and its Subsidiaries have good and marketable title to all of its properties, tangible and intangible, including, but not limited to, those reflected on the Financial Statement (except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all encumbrances, liens, security interests, claims or charges of any kind or character.  The Company and its Subsidiaries possess all property and rights that it considers necessary to the conduct of its Business as presently conducted.  The office furniture and other office equipment of the Company and its Subsidiaries are listed on Schedule 3.1.12.

(d)          Real Property and Leases.  The Company and its Subsidiaries owns no real estate and are not parties to any real estate leases.  Seller is the sublessee under a Sublease Agreement with Coldwell Banker Real Estate Services, LLC dated August, 2014 (the "Greenwich Sublease") for property commonly known as 177 West Putnam Avenue, Greenwich, Connecticut (the "Greenwich Premises").  The Company subleases from Seller such Greenwich Premises on a month to month basis.  The Company has paid to Seller all rent due Seller pursuant to such arrangement between them and is in full compliance with such arrangement.

3.1.13          Computer Software.  Schedule 3.1.13 lists software, databases, programs and computer applications that are owned by the Company and its Subsidiaries (collectively, the “Proprietary Software”) and any operating and applications computer software programs and databases listed on Schedule 3.1.13 are used by the Company and its Subsidiaries, including licenses for open source software, copyleft and community source code compiled with, bundled with, incorporated into or integrated with any Proprietary Software, excluding commercially available, off-the-shelf software (collectively, the “Licensed Software” and, together with the Proprietary Software, the “Software”). The Company and its Subsidiaries own all right, title and interest in and to the Proprietary Software or have valid licenses to use, reproduce, modify, distribute and sublicense all copies of the Licensed Software.  Neither the Company nor its Subsidiaries have sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion of the software (excepting customary rights and licenses granted to consultants and end users.

3.1.14          Employees and Benefits.

(a)          Directors or Officers.  Schedule 3.1.14 correctly lists all of the present officers and directors of the Company and its Subsidiaries.

(b)          Employee Benefits.

(i)          The Company employees and those of its Subsidiaries are permitted to participate in Seller’s 401(k) Savings Plan and, the Company has and maintains for the benefit or the employees and their dependents, a medical/insurance benefits plan (the "Company's Medical Insurance Plan").  Except as stated in the prior sentence, the Company and its Subsidiaries do not maintain any "pension plans" (as such term is defined in Section 3 of ERISA), or other "welfare benefit plan" (as such term is defined in Section 3 of ERISA).  Neither the Company nor its Subsidiaries maintain any bonus plans, stock option plans, disability plans, deferred compensation plans or other similar plan for any of their directors, employees or officers.

(ii)          Each "welfare benefit plan" as defined in Section 3(3) of ERISA, maintained by or on behalf of the Company and its Subsidiaries and which covers or covered any employee of the Company and its Subsidiaries or any predecessor of the Company are listed on Schedule 3.1.14 (all such plans listed on Schedule 3.1.14 are sometimes collectively referred to herein as the "Plans" and individually as a "Plan").

(iii)          Each Plan has been administered in all material respects in compliance with applicable law and the terms of the Plan and all contributions required to be made or premiums to be paid, have, in fact, been made or paid as and when due.

(iv)          Except as disclosed on Schedule 3.1.14 and except for obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company and its Subsidiaries have no obligation to provide, or liability for, health care, life insurance or other benefits after termination of employment for former or present employees.

(v)          To the Knowledge of Seller, no fact or circumstance exists which could constitute grounds in the future for the Pension Benefit Guaranty Corporation ("PBGC") to take any action whatsoever under Section 4042 of ERISA in connection with any Plan which the Company or any of its Subsidiaries maintains within the meaning of Section 4062 or 4064 of ERISA, and, in either case, the PBGC has not previously taken any such action which has resulted in, or reasonably might result in, any liability of the Company or its Subsidiaries to the PBGC and which would have a Material Adverse Effect thereon.

(vi)          Except for Seller's Employees, only current and former employees or their dependents of the Company and its Subsidiaries participate in the Plans.

(vii)          There are no pending or threatened claims (other than claims for benefits in the ordinary course, lawsuits or arbitrations which have been asserted or instituted against the Plans which would be expect to result in any material liability of the Company or any of its Subsidiaries to the Department of Labor, any participant in a Plan or any other Party.

(c)          Labor-Related Matters.  Except as set forth on Schedule 3.1.14, there are no pending or asserted workers' compensation or pending, asserted or unasserted claims against the Company and its Subsidiaries, or any of its officers or directors for unfair labor practices, employment discrimination, wrongful or retaliatory discharge, sexual harassment,  employment compensation, overtime payment, negligent hiring or retention or for unpaid salaries, consultant's fees, wages, commissions, severance pay or other fringe benefits, but excluding any unasserted claims by employees for injuries due to work place exposure ("Employee Claims").  All wages, salaries, commissions, bonuses or severance pay due any employees or former employees of the Company and its Subsidiaries have been paid in full, except for those accrued during the current payroll period.  To the Knowledge of Seller, no executive, key employee or group of employees of the Company or its Subsidiaries have any plans to terminate employment with the Company or its Subsidiaries.  Except as set forth on Schedule 3.1.14, to the Knowledge of Seller, there are no threatened or unasserted Employee Claims of any material kind or nature.  Except for oral, at will, employment agreements or similar arrangements neither the Company nor any of its Subsidiaries are parties to any employment contracts, consulting agreements or independent contractor arrangements.

(d)          Inter-Company or Transactions with Management.  Schedule 3.1.14 contains a description, by name, amount and type, of all outstanding contracts with or commitments of the Company and its Subsidiaries to its present shareholders or former shareholders, directors, officers, employees or agents, including any business directly or indirectly controlled by any such Person (other than contracts or commitments relating to services to be performed by an officer, director, or employee as a currently employed employee of the Company and other than contracts or commitments with former shareholders, directors, officers, employees or agents on an arm's length basis).  Except as set forth in Schedule 3.1.14, there are neither any outstanding loans due and owing by (i) Seller to the Company or (ii) from the Company to Seller.  Except as set forth in Schedule 3.1.14, there are no inter-company obligations between the Company and its Subsidiaries and Seller that were not entered into or incurred on an arms-length basis and in compliance with all legal requirements relating thereto.

3.1.15          Investment Company.  None of the Company, nor any of its Subsidiaries is (i) an investment company as defined in the Investment Company Act of 1940 nor (ii) relying on any of the exceptions from the definition of "investment company" contained in Section 3(c) of the Investment Company Act of 1940.

3.1.16          Investment Advisory Agreements.

(a)          All of the investor advisory agreements ("IAA") between the Investment Advisers and their Clients, as of the date hereof, are in full force and effect.  Each such IAA and any subsequent renewal thereof has at all times since its execution been (and currently is) duly authorized, executed and delivered by one of the Investment Advisers, and, to the Knowledge of Seller, each other party thereto and, to the extent applicable, been adopted in compliance with Section 16 of the Investment Company Act of 1940, and at all such times has been valid and binding agreement on the Investment Advisers party thereto, and to the Knowledge of Seller, each other party thereto, is enforceable in accordance with its terms (subject to bankruptcy, insolvency, moratorium, fraudulent transfer and similar laws affecting creditors' rights generally and to general principles of equity).  Since the 2012 Merger, each of the Investment Advisers has been at all times (and currently is) in compliance with the terms of each IAA to which it is a party (including, without limitation, the applicable investment guidelines and restrictions thereunder, where applicable) and no event has occurred or condition exists that constitutes or would reasonably be expected to constitute a default by such party.

(b)          Seller has supplementally provided Purchaser and ASK a list, with respect to each Client, of the IAAs with such Client, and the net asset value of each Client's assets under management with the Company or its Subsidiaries as of December 31, 2017.

(c)          As of the date of this Agreement, no party to an IAA that is currently in effect has given written notice to any of the Investment Advisers party thereto of such party's intention to terminate or materially reduce its investment relationship with such party or to adjust the fee schedule with respect to any IAA in a manner that would reduce the fees it pays.

(d)          Since the 2012 Merger, any brokerage policies employed by the Investment Advisers have at all times been in conformity in all material respects with the description set forth in their respective Forms ADV, and since the 2012 Merger, the only products or services obtained by the Investment Advisers through the use of brokerage commissions have been "brokerage and research" services within the meaning of §28(e) of the Exchange Act and the SEC staff interpretations thereunder.

3.1.17          Code of Ethics; Compliance Procedures.  As it pertains to the respective businesses of the Investment Advisers, each of them has adopted a written policy regarding insider trading and a code of ethics that complies with all applicable provisions of Section 17G) of the Investment Company Act of 1940, Rule 17j-1 thereunder, Section 204A of the Investment Act of 1940 and Rule 204A-1 thereunder (to the extent applicable), true and correct copies of which have been delivered to Purchaser prior to the date hereof. All required employees of the Investment Advisers have executed acknowledgments that they are bound by the provisions of such code of ethics, insider trading policy and personal trading policy. Since the 2012 Merger, there have been no material violations or allegations of material violations of such code of ethics, insider trading policy, conflicts policy or personal trading policy. As it pertains to the businesses of the Investment Advisers, each of them has adopted compliance policies and procedures and designated a chief compliance officer, each in accordance with Rule 206(4)-7 under the Investment Advisers Act of 1940.

3.1.18          Form ADV. The disclosures in the current Form ADV of each of the Investment Advisers comply in all material respects with the requirements of Form ADV.  At each time of its filing, since the 2012 Merger, the disclosures in the Form ADV of each of the Investment Advisers complied in all material respects with the then applicable requirements of Form ADV.

3.1.19          Taxes.

(a)          Taxes.  All federal, state, local and foreign tax returns and reports for the Company and its Subsidiaries required by law to be filed have been filed through calendar year 2016, and all federal, state, local, foreign and any other taxes, assessments, fees and other governmental charges (collectively, “Taxes”) with respect to the employees, properties, assets, income or franchises of the Company and its Subsidiaries shown on such returns and reports to be due and payable, or which are otherwise due and payable, have been paid or accrued or reserved against on either.  The tax returns and reports for the Company and Subsidiaries required by law to be filed for calendar year 2017 will be prepared and filed when due, including extensions, and in all events, as filed either before or after the Closing, all Taxes shown on such tax returns or reports to be due and payable, or which are due and payable, will be paid. Neither the Company nor its Subsidiaries are a party to any tax sharing agreement with Seller or any other Person under which it is required to pay Seller for Taxes due as a result of its operations to be reported by Seller on a consolidated tax return filed by Seller.  The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to an employee, independent contractor, creditors, stockholders or other third party.  There is no tax-related action, suit, proceeding, investigation, audit or claim now pending against the Company or any of its Subsidiaries.

3.1.20          Regulatory Reports; Filings.

(a)          The Investment Advisers have filed all regulatory reports, schedules, forms, registrations and other documents relating to the Business of the Company and its Subsidiaries in each case that are material to such Person, as applicable, together with any amendments required to be made with respect thereto, that they were required to file since the 2012 Merger with (i) the SEC, (ii) FINRA, and (iii) all other applicable federal, state or foreign governmental or regulatory agency or authority (collectively with the SEC and FINRA, "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of the Company and its Subsidiaries, there are no material proceeding pending by or before any Regulatory Agency, nor, to the Knowledge of Seller has any Regulatory Agency threatened to initiate any material proceeding or, to the Knowledge of Seller, material investigation or inquiry into the businesses of the Investment Advisers, since the 2012 Merger. There is no unresolved violation, deficiency or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Investment Advisers that is material to the business, assets or property of the Investment Advisers.

(b)          The Investment Advisers and officers and employees which are required to be registered as an investment adviser, a registered representative, a sales person or in any commodities-related capacity with the SEC, any state securities commission, the National Futures Association, or FINRA is duly registered as such and such registration is in full force and effect, except where the failure to be so registered or to have such registration in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. There are no proceedings pending to the Knowledge of Seller, threatened, nor to the Knowledge of Seller has any event occurred, nor to the Knowledge of Seller does any condition exist, that is reasonably likely to form a basis for any such proceeding) that are reasonably likely to result in the revocation, cancellation or suspension, or any adverse modification, of any registration referred to in the immediately preceding sentence.

3.1.21          Information. The information relating to the Investment Advisers that is provided by the Company and its Subsidiaries for inclusion in the Proxy Materials in connection with Seller's Shareholders' Approval of this Agreement and the Transactions contemplated hereby will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.1.22          Brokers.  Neither the Company nor any of its Subsidiaries has retained any broker, finder, investment banker or financial advisor in connection with this Agreement or any Transactions contemplated hereby to which Purchaser or ASK may be held liable for any fees or other compensation.

3.2          Representations and Warranties of Seller.

3.2.1          Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

3.2.2          Authority and Enforceability.  Seller has the necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  All corporate action, including, but not limited to, approval by the Board of Directors and Seller’s shareholders (the “Shareholders”) which may be necessary on the part of Seller to consummate such transaction have been, or will be taken by, the Closing Date.  This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws effecting creditors’ rights generally and general principles of equity, regardless of whether asserted in equity or at law.  Seller is not a debtor in a case commenced voluntarily or involuntarily under either federal or state bankruptcy or insolvency laws.

3.2.3          Capitalization.  The authorized capital stock of Seller consists of (i) 30,000,000 authorized shares of its common capital stock, $.01 par value and (ii) 10,000,000 of preferred stock.  On the date hereof, 19,476,070 shares of Seller’s common stock are issued and outstanding, fully paid and nonassessable.  No shares of Seller’s preferred stock are issued and outstanding.  Seller has no other outstanding securities, bank debt notes or other obligations, the holders of which have the right to vote with Seller.

3.2.4          Share Ownership.  Seller is the sole shareholder of the Company and, as such, holds, of record, all of the Company’s Common Shares issued and outstanding.  The Company’s Common Shares are free and clear of any restrictions on transfer other than those imposed under Applicable Securities Laws, and free and clear of all security interests, liens, charges, encumbrances, options, warrants, purchase rights, contracts, commitments and claims, except for those agreements or restrictions which will be terminated prior to Closing.  Neither Seller nor any other Person is a party to any option, warrant, purchase right or other contract or commitment that could require it to sell, transfer or otherwise dispose of any of the Company’s Common Shares.  Seller is not a party to any voting trust, proxy, buy/sell agreement or other contract or agreement or understanding with respect to the voting of the Company’s Common Shares.

3.2.5          No Conflict.  Neither the execution and the delivery of this Agreement by Seller nor the performance of its obligations hereunder, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Seller, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Seller is subject, nor (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any third party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which either Seller is a party or by which Seller is bound or to which any of Seller’s assets are subject, except for those agreements or restrictions which will be terminated prior to Closing and except with respect to consummation of the Transaction with respect to agreements of the Company or its Subsidiaries with any mutual funds and the broker-dealer registration of WISDI.

3.2.6.          Requested Filings and Consent.  The execution and delivery of this Agreement by Seller does not and the performance of this Agreement by Seller will not require any approvals, authorizations, consents or permits of or filing with or notification to any Governmental Authority or Regulatory Agency except for the (i) Seller’s Shareholders Approval and (ii) all applicable requirements, if any, of Applicable Securities Laws; the Investment Company Act of 1940, state takeover laws; as well as the filing of such appropriate documents, if any, as may be required by Delaware law and applicable regulations of FINRA including with respect to the broker-dealer registration of WISDI (collectively, “Requisite Regulatory Approvals”).

3.2.7          Adequate Consideration.  Prior to the execution of this Agreement, Seller has received an opinion from Houlihan Capital, LLC to the effect that as of the date thereof and based upon and subject to the matters set forth herein, the consideration to be paid by Purchaser for the Company’s Common Shares is fair to the existing shareholders of Seller from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.  A copy of such opinion letter has been delivered to Purchaser and ASK prior hereto.

3.2.8          Regulatory Compliance.  Since the 2012 Merger, Seller and all access Persons (as defined in the Applicable Securities Laws) relating to Seller have filed all annual reports on Form 10-K, quarterly reports on Form 10-Q, registration statements, prospectuses, proxy statements, attestations and other forms, reports, statements and documents required to be filed by it or them with the SEC and/or FINRA and will file the same for 2018 through the Closing to the extent applicable to it or them.  All such statements, reports, forms, and other documents as filed complied, when filed, in all respects with Applicable Securities Laws.  No such filing, report or statement contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.2.9          Taxes.  Seller has paid, or will pay as and when due, all federal and state income Taxes owed by it, if any, pursuant to the consolidated income tax return filed or to be filed, when due, by Seller for each fiscal year including 2017.  All such Taxes and returns have been or will be paid and filed as and when due, including extensions, and there are no pending assessments or audits of such returns contesting or investigation of any such Taxes as may be due from Seller as a result of the Company's and its Subsidiaries' operations.  Seller is legally liable for all federal income Taxes, if any, due from the Company and its Subsidiaries' operations prior to the Closing Date and the Company and its Subsidiaries have no liability for any such Taxes.

3.2.10          No Broker.  Seller has not retained any broker, finder, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereto to which Purchaser or ASK will be held liable for any fees or other compensation.

3.2.11          Information.  The information relating to Seller that is provided by Seller for inclusion in the Proxy Materials in connection with Seller's Shareholders' Approval of this Agreement and the Transactions contemplated hereby will not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statement therein, in light of the circumstances in which they are made, not misleading.

3.2.12          Investment Company.  Seller is not (i) an "investment company" as defined in the Investment Company Act, nor (ii) relying on any exceptions from the definition of "investment company" contained in Section 3(c)(1) of the Investment Company Act of 1940 nor relying on Rule 3a-2 under the Investment Company Act of 1940.

3.2.13          Litigation.  Except as disclosed on Schedule 3.2.13, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority or before any arbitrator which is pending or, to Seller’s Knowledge, threatened, in writing, against Seller which, if determined adversely to Seller, would have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the Transactions contemplated by this Agreement.

3.2.14          State Takeover Laws.  Seller’s Board of Directors has unanimously approved this Agreement and the Transactions contemplated hereby as required to render inapplicable to this Agreement and the Transactions contemplated hereby, the restrictions on “business combinations” set forth in Section 203 of the Delaware General Corporate Law and, to the Knowledge of Seller, any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law.

3.3          Representations and Warranties.  There is no fact within the Knowledge of Seller (other than facts relating to general business conditions or facts which are known to Purchaser or ASK), which adversely affects the Business, operations, or assets or the condition, financial or otherwise, of Seller and which would have a Material Adverse Effect which has not been disclosed in this Agreement or in the Schedules.

3.4          No Other Representations and Warranties.  Except for the representations and warranties contained in this Agreement, none of Seller, its directors or officers has made or makes any express or implied representation or warranty, either written or oral, on behalf of Seller or the Company.

3.5          Schedules.  The Disclosure Schedules referred to in this Section 3 are attached hereto and incorporated herein by reference, and all information set forth in such Disclosure Schedules is true, correct and complete in all material respects as of the date of this Agreement, and such Disclosure Schedules taken as a whole do not omit to state any material fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties under this Section 3.  Each of the documents and other writings furnished to Purchaser and its representatives, officers, directors and employees, or any of them, (collectively, the “Purchaser’s Representatives”) by Seller and its representatives, officers, directors and employees, or any of them, pursuant to this Agreement is true, correct and complete in all material respects as of the date furnished and at Closing and does not omit to state any material fact necessary in order to make the statements therein not misleading.  Seller shall promptly provide Purchaser with written notification of any material event or occurrence or other material information of any kind whatsoever necessary to maintain this Agreement and all other documents and writings furnished to Purchaser’s Representatives pursuant to this Agreement as true, correct and complete in all material respects at the time of the execution hereof and at all times thereafter to and including the Closing Date.

4.          REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser and ASK, jointly and severally, hereby represent and warrant to Seller that the following are true and correct, as of the date hereof and as of Closing, to wit:

4.1          Organization of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut.  ASK is a resident of Connecticut and is the majority shareholder of Purchaser.  Purchaser has supplementally provided Seller with a list of Purchaser’s directors, officers, and shareholders for Seller’s due diligence.

4.2          Authorization.  ASK and Purchaser have all necessary power and authority and have taken all action necessary to enter into this Agreement and the other agreements, documents and instruments to be executed and delivered by Purchaser in connection with or pursuant to this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  A certified copy of the Board of Directors' resolution approving the consummation of the transactions contemplated hereby shall be delivered to Seller at Closing.  This Agreement has been duly executed and delivered by Purchaser and ASK, and is a legal, valid and binding obligation of Purchaser and ASK, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.  The agreements, documents and instruments to be executed and delivered by Purchaser or ASK in connection with or pursuant to this Agreement, when executed and delivered, will constitute the legal, valid and binding obligations of Purchaser or Purchaser’s Representatives, as the case may be, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

4.3          No Conflict or Violation.  Neither the execution and delivery of this Agreement and the other agreements, documents and instruments to be executed and delivered by Purchaser and ASK in connection with or pursuant to this Agreement, nor the consummation of the transactions contemplated hereby or thereby will result in: (a) a violation of or a conflict with any provision of Purchaser’s certificate of incorporation or bylaws; (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Purchaser or ASK is a party; or (c) a violation by Purchaser or ASK of any statute, rule, regulation, law, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a Material Adverse Effect on the business or financial condition of Purchaser or its ability to consummate the Transactions contemplated hereby.

4.4          Consents and Approvals.  No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the other agreements, documents and instruments to be executed and delivered by Purchaser in connection herewith or pursuant hereto and the consummation of the transactions contemplated hereby, except for the Requisite Regulatory Approvals, Seller’s Shareholders’ Approval and the IAA Consents.

4.5          No Broker.  Purchaser has not retained any broker, finder, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby to which Seller will be held liable for any fees or other compensation.

4.6          Investment.  Purchaser is not acquiring the Company’s Common Shares with a view to the resale or distribution of any part thereof within the meanings of Applicable Securities Laws.

4.7          Financing.  Purchaser has sufficient funds necessary to consummate the Transactions contemplated by this Agreement and to fulfill its obligations hereunder, including, without limitation, payment of the Adjusted Closing Payment in the amount specified in Section 1.

4.8          Investment Knowledge and Experience.  Purchaser and ASK have such knowledge and experience in financial and business matters that each is capable of evaluating the merits and risks of its purchase of the Company’s Common Shares.  Purchaser confirms that Seller has made available to Purchaser the opportunity to ask questions of Seller and the officers of Seller and to acquire additional information about the Company’s Business and financial condition.  Purchaser is acquiring the Company Shares for its own account and not with a view to the distribution or resale thereof within the meaning of Section 2(11) of the Securities Act.  Purchaser has made an independent evaluation of the Purchase Price and has not relied on any valuations provided by Seller on its directors or officers.

5.          PRE-CLOSING COVENANTS.

Between the date hereof and the Closing Date, Seller shall cause:

5.1          Maintenance of Businesses Prior to Closing.  The Company and its Subsidiaries to continue to carry on the Business in the ordinary course consistent with past practice and will not take any action inconsistent therewith or with the consummation of the transactions contemplated by this Agreement without the consent of Purchaser. Without limiting the generality of the foregoing, the Company and its Subsidiaries shall: (a) maintain its assets in all material respects in its current state; (b) maintain insurance covering its assets similar to that in effect on the date hereof; (c) use their good faith efforts to preserve its current business organization; (d) use its good faith efforts to keep available the services of the current material employees and other material personnel of the Business; and (e) use their good faith efforts to preserve the current business relationships with customers, suppliers and others having business dealings with the Company.  The Company and its Subsidiaries shall not engage in any practice, take any action, embark on any course of inaction or enter into any transaction that would cause any of the representations and warranties set forth in Section 3 hereof to be untrue as of the Closing Date or result in any of such representations and warranties being untrue as of the Closing Date.  Without limiting the generality of the foregoing, the Company and its Subsidiaries shall not take any of the following actions: (i) issue any shares of their common capital stock; (ii) except as contemplated by this Agreement, purchase or propose the purchase of any such shares including, without limitation, pursuant to any purchase option or put rights, or other equity interest or any class of securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities or enter into any agreement with respect to the foregoing; or (iii) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or stock of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof; (iv) sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real or personal property or any interest therein, except for the sale of inventory in the ordinary course or actions, if any, with respect to closing of the Funds or terminating the broker-dealer registration of WISDI, the broker-dealer entity; (v) except as may be disclosed in Schedule 5.1, materially increase the compensation payable or to become payable to any director, officer or employee of the Company not in the ordinary course of business; (vi) incur any long-term liabilities or indebtedness outside the ordinary course of business; (vii) pay any claim or discharge or satisfy any lien or encumbrance or pay any obligation or liability other than in the ordinary course of business (which includes rent paid by the Company at its current location, and intercompany accounts customary with prior practice) or as required by the terms of any instrument evidencing or governing the same or by the terms hereof; (viii) except as may be disclosed in Schedule 5.1, enter into or amend, or make any contributions to, any Plan or bonus, incentive compensation, deferred compensation, profit sharing, retirement, Pension Plan, group insurance or other benefit plan; (ix) make any loan contribution or distribution of cash or other property to Seller or make, declare or announce any dividend or other payout with respect to the Company’s Common Shares; (x) cause any change to occur in the senior management of the Company and its Subsidiaries or interfere with, change, limit or restrict the duties and responsibilities of ASK as the Co-Chief Executive Officer, Co-President and Chief Investment Officer of the Company; or (xi) agree to do any of the foregoing.

5.2          Investigation by Purchaser.  Purchaser intends to continue to conduct a review of the Business.  In connection with such review by Purchaser, Seller shall allow Purchaser and Purchaser’s Representatives, during normal business hours upon reasonable prior written notice, to make such reasonable inspection of the Company’s assets and to inspect such books, records, contracts and other information reasonably requested by Purchaser.  The Company shall furnish to Purchaser as soon as practicable upon request all such additional documents and information with respect to the affairs of the Company as Purchaser or Purchaser’s Representatives may from time to time reasonably request.  Each of the Parties hereto confirms that the NDA between Seller and ASK shall remain a binding, valid and enforceable obligation between the signatories thereto and shall not be amended or modified except by a writing signed by each of Seller and ASK.  Each of the Parties hereto shall hold and cause its representatives to hold in confidence all documents and information finished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of the NDA.

5.3          Consents and Good Faith Efforts.  As soon as practicable after the date of this Agreement, time being of the essence, the Company and Purchaser shall commence all reasonable action and shall use their good faith efforts to obtain all material applicable permits, consents, approvals and agreements of, and to give all notices and make all filings with, any third parties or governmental authorities as may be necessary or appropriate to authorize, approve or permit the consummation of the transactions provided for hereby on or prior to the Closing Date.  This shall include, but not be limited to obtaining Seller’s Shareholders' Approval, Requisite Regulatory Approvals and the IAA Consents, provided that consents with respect to mutual funds and the broker-dealer registration of WISDI shall not be undertaken except upon the written direction of ASK, provided receipt of such consents or approvals shall not be a condition to Closing.

5.4          Superior Proposal.

(a)          No Solicitation.  Neither Seller, the Company, its Subsidiaries nor any of their respective officers and directors shall, and they shall each direct and use their best efforts to cause their representatives (including, without limitation, any investment banker, attorney or accountant) not to (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of, or which reasonably could be expected to lead to, any proposal or offer (including, without limitation, any proposal or offer to their shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of substantially all of the assets or capital stock of Seller or the Company (any such proposal or offering being hereinafter referred to as an “Acquisition Proposal”) or (ii) engage in any negotiations or discussions concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.  Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the Person referred to in the first sentence hereof of the obligations undertaken in this Section 5.4.

(b)          Consideration of Acquisition Proposal.  Notwithstanding the provisions of Section 5.4(a), nothing contained in this Section 5.4 shall prohibit the Board of Directors of Seller from (i) furnishing information to, or entering into discussions or negotiations with, any Person that makes an unsolicited written, bona fide proposal, to acquire Seller and/or the Company and its Subsidiaries or substantially all of their assets pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer, stock or asset purchase agreement or other similar transaction and in respect  of which such Person has the necessary funds or commitments therefore if, and only to the extent that (A) the Board of Directors of Seller or the Company, after consultation with and based upon the advice of independent legal counsel, with such advice provided in writing and a copy shared with Purchaser, determines in good faith that such action is necessary for the Board of Directors of Seller or the Company to comply with its fiduciary duties to stockholders under applicable law, (B) the Board of Directors of Seller or the Company, determines in good faith that such Acquisition Proposal is (x) bona fide; (y) would if accepted and consummated result in a transaction that is more favorable to Seller hereunder than the transactions contemplated hereby; and (z) capable of being, and is reasonably likely to be completed without undue delay, and (C) prior to taking such action, Seller or the Company provides reasonable notice to Purchaser and ASK to the effect that it is taking such action and receives from such Person submitting the proposal an executed confidentiality agreement in reasonably customary form (an Acquisition Proposal meeting each of the foregoing requirements is herein referred to as a “Superior Proposal”); or (ii) publicly announcing or failing to make, withdrawing or modifying its recommendation referred to in Section 5.5(b) hereof or recommending, approving or proposing to recommend or approve an Acquisition Proposal if there exists an Acquisition Proposal and the Board of Directors of Seller determines that it is a Superior Proposal in accordance with this Section 5.4(b) (any such action, under (ii), an “Adverse Action”).

(c)          Procedure for Superior Proposal.  If the Board of Directors of Seller or the Company determines to take an Adverse Action, then prior to taking such Adverse Action, Seller and/or the Company shall give written notice to Purchaser and ASK specifying the pricing, terms, conditions and all material provisions of the Superior Proposal, providing to Purchaser and ASK a copy of the third-party’s Superior Proposal with such notice.  Purchaser and ASK shall then have five (5) days after receipt of such notice to submit to the Board of Directors of Seller a counter proposal (the “Purchaser’s Counter Proposal”).  The Board of Directors of Seller and/or the Company shall then have five business days to evaluate Purchaser’s Counter Proposal and to notify Purchaser and ASK as to whether it accepts Purchaser’s Counter Proposal.  If the Superior Proposal includes securities or other non-cash consideration, Purchaser’s Counter Proposal shall be deemed to be equivalent if Purchaser or ASK provides its own securities or other non-cash consideration of reasonably equivalent economic value.  If the Board of Directors of Seller and/or the Company determines in its or their reasonable judgment that Purchaser’s Counter Proposal is at least equal to the Superior Proposal, i.e. the total value or consideration to be received by the shareholders of Seller and/or the Company is substantially the same, then the Board of Directors of Seller will accept Purchaser’s Counter Proposal and proceed with the terms of this Agreement, as modified by Purchaser’s Counter Proposal.  However, if Purchaser and ASK elect not to submit a Purchaser’s Counter Proposal or if the Board of Directors of Seller and/or the Company determines in its or their reasonable judgment that Purchaser’s Counter Proposal that was submitted does not equal or exceed the Superior Proposal, then the Board of Directors of Seller and/or the Company shall provide to Purchaser and ASK notice thereof and thereupon Seller shall be free to take any Adverse Action contemplated by Section 5.4(b).

5.5          Regulatory/Shareholder Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain the Requisite Regulatory Approvals and other consents and approvals required in connection with the transaction.  Without limiting the generality of the foregoing:

(a)          Seller will prepare and file with the SEC or FINRA, as applicable, proxy materials (the “Proxy Materials”) under Applicable Securities Laws relating to Seller’s Shareholders’ Meeting. Seller and Purchaser will use their reasonable best efforts to prepare and file the Proxy Materials as soon as is reasonably possible and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper or advisable.  In connection with such filing, Seller will provide Purchaser, and Purchaser will provide Seller, with whatever information and assistance in connection with the foregoing filings that either Party reasonably may request.

(b)          Seller will call a special meeting of its Shareholders (“Seller’s Shareholders’ Meeting”) as soon as reasonably practicable in order that Seller’s Shareholders may consider and vote upon approval of the transaction in accordance with applicable law (“Seller’s Shareholders' Approval”).  Seller will mail the Proxy Materials to Seller’s Shareholders' as soon as reasonably practicable.  The Proxy Materials will contain the affirmative recommendation of the Board of Directors of Seller in favor of the adoption of this Agreement and the approval of the Transactions; provided, however, that no director or officer of Seller shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith.

(c)          If and as may be necessary, Seller and Purchaser will cooperate to cause the required application filing with FINRA with respect to approval of change of control of the Company’s broker-dealer subsidiary.

5.6          Assistance in Regulatory Matters.  Seller and the Company will cooperate and will assist Purchaser and ASK in filing and processing the applications for the Requisite Regulatory Approvals with the Regulatory Agencies from which approval is required for the transaction, if any.  Seller and the Company shall furnish to Purchaser in a timely manner all information, data and documents reasonably requested by Purchaser and shall cooperate fully with Purchaser in obtaining Requisite Regulatory Approvals and in consummating the transaction.

5.7          Required IAA Consents.

(a)          With respect to any Client (other than a mutual fund) and at Seller's expense, ASK shall use reasonable efforts, and Seller shall provide reasonable assistance, to obtain the IAA Consents in respect of the Management Change applicable to such Client by sending and soliciting a notice (the “Transaction Notice”) which both informs such Client of the Transactions contemplated by this Agreement and requests the consent of such Client to the Management Change, as required in the IAA with the Client. If any new IAAs are needed they shall be on the same terms and conditions, and between the same parties as at present.

(b)          The Parties agree that any consent required by a Client (other than a mutual fund) with regard to the Management Change shall be deemed given for all purposes under this Agreement (i) upon receipt of the written consent requested in the Transaction Notice or (ii) if no such written consent is received, if forty-five (45) days shall have passed since the sending of written notice (“Negative Consent Notice”) to such Client (which Negative Consent Notice may be included in the Transaction Notice) informing such Client: (A) of the intention to complete the Transactions contemplated by this Agreement, which will result in the Management Change; and (B) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least forty-five (45) days after the sending of the Negative Consent Notice without termination; provided, that, no consent shall be deemed to have been given for any purpose under this Agreement if at any time prior to the Closing such Client notifies the Company, whether in writing or orally, that such Client has not so consented or has terminated or intends to terminate its IAA (and such notice is not withdrawn or superseded). For the avoidance of doubt, the Parties agree that the Company shall include in each Negative Consent Notice a request for written consent, even if written consent to the Management Change is not required by the applicable IAA. Any IAA with a Client (other than a Fund) entered into after the date of this Agreement shall include a provision stating that such Client consents to the Transactions contemplated by this Agreement by the execution of such IAA.

5.8          Voting Agreement.  Concurrent with the execution of this Agreement, Seller has obtained from Seller’s directors, who are Shareholders, a voting agreement substantially in the form of Exhibit A (the “Voting Agreement”) whereby each such Person party thereto agrees to vote his shares of Seller for which he has voting power or control in favor of the Transaction in any Seller’s Shareholders' vote to obtain approval thereof.

5.9          Public Announcements.  So long as this Agreement is in effect, the Parties agree that they will each obtain the approval of the other Parties prior to issuing any press release and that they will use their best efforts to consult with one another before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the Transactions contemplated hereby, except as may be required by law or any Governmental Authority if required thereby.  The Parties agree that the terms and conditions of the Transaction shall remain confidential; provided, however, that disclosure may be made to (i) regulatory agencies in connection with obtaining any Requisite Regulatory Approvals, (ii) the representatives and advisors of the Parties with a need to know, as may be required in order to consummate and carry out the Transaction, including to obtain IAA Consents, (iii) the Shareholders of Seller in connection with Seller’s Shareholders’ Meeting to be held pursuant to Section 5.5(b) of this Agreement or (iv) as otherwise required by law, including disclosures required under Applicable Securities Laws.

5.10          401(k) and Benefit Plans.  Effective as of the Closing Date, the Company’s and its Subsidiaries’ participation in Seller’s 401(k) Savings Plan (“Seller’s 401(k) Savings Plan”) as participating employers shall terminate and all employees of the Company and its Subsidiaries shall no longer be eligible to participate in Seller’s 401(k) Savings Plan.  Due to the termination of participation in Seller’s 401(k) Savings Plan by the Company and its Subsidiaries and their employees as of the Closing Date, the employees of the Company and its Subsidiaries shall become 100% fully vested in their account balance in Seller’s 401(k) Savings Plan as of such Closing Date and shall be entitled to take a full distribution from Seller’s 401(k) Savings Plan as soon as practicable following the Closing Date. Subsequent to the Closing Date, the Company may adopt a new 401(k) plan for the employees of the Company and its Subsidiaries and the employees of the Company and its Subsidiaries shall be entitled to rollover any distributions from Seller’s 401(k) Savings Plan into the newly adopted 401(k) plan of the Company.  With respect to Seller’s 401(k) Savings Plan, all required contributions for all periods ending before the Closing Date shall have been made in full.

Effective as of the Closing Date, Seller’s employees shall terminate participation in the Company’s group health plan and long-term disability and group-term insurance plans (the “Company’s Insurance Plans”) and the employees of Seller shall no longer be eligible to participate in the Company’s Insurance Plans. The Company agrees that it shall be the Company’s responsibility to provide the required notices under COBRA to Seller’s employees.

6.          CONDITIONS AND OBLIGATIONS TO CLOSE.

6.1          Conditions to Obligations of the Parties.  The obligations of the Parties to consummate the transactions to be performed by each of them in connection with the Closing are subject to the satisfaction of the following conditions:

6.1.1          Share Certificates/Payment.  Seller shall deliver to Purchaser at Closing the share certificates representing the Company’s Common Shares and Purchaser shall have made the Adjusted Closing Payment to Seller as provided for in Section 1.

6.1.2          Necessary Approvals.  Seller’s Shareholders’ Approval and all material Requisite Regulatory Approvals, if any, shall have been received and obtained in accordance with all applicable legal requirements, provided that consents from mutual funds and FINRA approval of the ownership change of WISDI shall not be a condition to Closing.

6.1.3          Determination of the Adjusted Closing Payment.  The Adjusted Closing Payment shall have been determined and agreed upon as provided in Section 1.3.3.

6.1.4          Waiver.  Any Party may waive any condition to its obligation to close specified in this Section 6.1 by executing a writing so stating at or prior to the Closing.

6.2          Conditions to Obligations of Seller.  In addition to the conditions set forth in Section 6.1, the Closing is subject to the satisfaction and fulfillment at or prior to the Closing of each of the following conditions, any of which may be waived by Seller.

6.2.1          Representations, Warranties and Covenants.  All representations and warranties of Purchaser and ASK contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as though made on the Closing Date, and Purchaser and ASK shall have performed or complied with all covenants and obligations to be performed or complied with by it under the terms of this Agreement at or prior to the Closing.

6.2.2          No Governmental Proceedings or Litigation.  No action by any governmental agency or other Person shall have been instituted or threatened for the purpose of enjoining or preventing the Closing or that questions the validity or legality of the transactions contemplated hereby.

6.2.3          Certificates.  Purchaser or ASK shall have delivered to Seller such certificates of its officers and others to evidence compliance with the conditions set forth in this Section 6 as may be reasonably requested by Seller, including, without limitation:

(a)          Good Standing.  A Certificate of Good Standing for Purchaser issued by the Connecticut Secretary of State;

(b)          Other Corporate Deliveries.  A certificate executed by the Chief Executive Officer, President or Secretary of Purchaser certifying, as of the Closing Date to (i) a true and complete copy of the Certificate of Incorporation of Purchaser; (ii) a true and complete copy of the Bylaws of Purchaser; (iii) a true and correct copy of the resolutions of the board of directors and shareholders of Purchaser authorizing the transactions contemplated hereby and the instruments and deliveries to be executed and made by Purchaser in connection with the consummation of the transactions contemplated hereby; and (iv) incumbency matters;

6.2.4          Other Actions by Purchaser.  All actions to be taken by Purchaser and ASK in connection with the consummation of the transactions contemplated herein and all certificates, opinions, instruments and other documents which are to affect the transaction contemplated hereby shall be reasonably satisfactory in form and substance to Seller.

6.3          Conditions to Purchaser’s Obligations.  In addition to the conditions set forth in Section 6.1, the obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction and fulfillment at or prior to the Closing of each of the following conditions, any of which may be waived by Purchaser:

6.3.1          Representations, Warranties and Covenants.  All representations and warranties of Seller, as regards to both Seller and the Company and its Subsidiaries contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as though made on the Closing Date, except for inaccuracies of representations or warranties which do not constitute a Material Adverse Effect or which were known to ASK as of Closing, and Seller shall have performed or complied with all covenants and obligations to be performed or complied with by it under the terms of this Agreement at or prior to the Closing.

6.3.2          No Governmental Proceedings or Litigation.  No action by any Governmental Authority or other Person shall have been instituted or threatened for the purpose of enjoining or preventing the transactions contemplated by this Agreement or that questions the validity or legality of the transactions contemplated hereby or that has or could reasonably be expected to have, in the opinion of Purchaser, a Material Adverse Effect on the assets, properties, Business, operation or financial condition of the Company and its Subsidiaries.

6.3.3          Resignations.  Purchaser shall have received the resignations effective as of the Closing of each director and officer of the Company and its Subsidiaries, other than those whom Purchaser shall have specified in writing at least five (5) days prior to the Closing.

6.3.4          Other Actions.  All actions to be taken by Seller in connection with the consummation of the Transactions contemplated hereby and all certificates, instruments and other documents required to affect the Transactions contemplated hereby will be reasonably satisfactory in form and substance to Purchaser.

6.3.5          Certificates Seller shall have delivered to Purchaser such certificates of its officers and others to evidence compliance with the conditions set forth in this Section 6 as may be reasonably requested by Purchaser, including, without limitation:

(a)          Certificates of Good Standing.  Certificates of Good Standing for Seller, the Company and its Subsidiaries issued by the Secretary of State of their state of incorporation or organization, as the case may be;

(b)          Other Corporate Deliveries.  A certificate executed by the Chief Executive Officer, President or Secretary of Seller and the Company, certifying to, as of the Closing Date: (i) a true and complete copy of the Certificate of Incorporation of Seller and the Company; (ii) a true and complete copy of the bylaws of Seller and the Company; (iii) a true and correct copy of resolutions of the board of directors and sole shareholder of the Company authorizing the execution, delivery and performance of this Agreement by Seller, the execution, delivery and performance of the agreements, documents and instruments to be executed and delivered by Seller in connection herewith or pursuant hereto, and the consummation of the transactions contemplated hereby and thereby; (iv) incumbency matters.  In addition, all permits, licenses, books, records, passwords, e-mail codes, keys and other deliveries which may be necessary for Purchaser to take over and operate the Business day to day from and after the Closing Date shall be delivered by Seller or the Company to Purchaser contemporaneously with the Closing.

6.3.6          No Material Adverse Change.  From the date hereof to the Closing Date there shall have been no material adverse change in the assets or liabilities, the Business or condition (financial or otherwise) of the Company and its Subsidiaries, their relationships with their employees or customers regardless of reason, including, without limitation, or any legislative or regulatory changes, revocation of any license or rights to do business, failure to obtain permits required by the Company and its Subsidiaries or any fire, explosion, accident, casualty, labor trouble, flood, riot, storm, condemnation or act of God which had a Material Adverse Effect on the Business, its assets or its value as a going concern.

6.3.7          Shares.  The Company’s Common Shares shall constitute one hundred percent (100%) of the issued and outstanding capital stock of the Company and Seller shall own one hundred percent (100%) of the issued and outstanding capital stock of the Company.

7.	TERMINATION.

7.1          Termination This Agreement and the Transactions contemplated hereby may be terminated at any time prior to the Closing, as follows:

7.1.1          Mutual Consent.  By mutual consent of all Parties hereto;

7.1.2          Required Shareholders’ Consents.  By Purchaser, if Seller’s Shareholders’ Approval fails to be given or received.

7.1.3          Requisite Regulatory Approvals.   By Seller or Purchaser if any other consents, Requisite Regulatory Approval or any other governmental or other consent or approvals that are needed or required to permit the consummation of the Transactions contemplated hereby fails to be given, received, consented to or approved as to the Transaction, exclusive of IAA Consents;

7.1.4          Material Information.  By Purchaser, if Seller fails to disclose any material information about the Company or its Subsidiaries assets or its Business or provides Purchaser with any materially inaccurate or misleading information taken as a whole which would have a Material Adverse Effect on its Business and was not known to ASK;

7.1.5          Seller’s Failure to Close.  By Purchaser, if Purchaser is prepared to close the Transactions and all conditions to Purchaser’s obligation to close pursuant to Section 6 hereof have been satisfied by Purchaser and Seller fails to close on the Closing Date; and

7.1.6          Purchaser’s Failure to Close.  By Seller, if Seller is prepared to close the Transactions and all conditions to Seller’s obligations to close as set forth in Section 6 hereof have been satisfied by Seller and Purchaser fails to close on the Closing Date.

7.1.7          Termination Due to Adverse Action.  By Seller or Purchaser, upon written notice to Purchaser and ASK that an Adverse Action per Section 5.4 has occurred.

7.1.8          Voting Agreement.  By Purchaser, upon written notice to Seller, if prior to Seller’s Shareholders’ Meeting, the Voting Agreement shall not be executed.

7.2          Cut-Off Date.  As time is of the essence, if Closing shall not have occurred on or before July 31, 2018 solely as a result of unjustified delay on the part of Seller and not as a result of (i) a mutually agreed extension of such cut-off date between the Parties or (2) a request or inquiry from a Regulatory Agency thereby affecting the timing of receipt of the Requisite Regulatory Approval(s), this Agreement shall automatically terminate without further action of any Party hereto.

7.3          Effect of Termination.  If this Agreement is terminated pursuant to Section 7.1.1 or 7.1.3 hereof, all rights and obligations of the Parties hereunder shall terminate.  If this Agreement is terminated pursuant to Sections 7.1.2, 7.1.4, 7.1.5, 7.1.7 or 7.2 hereof, then Purchaser shall be entitled to receive from Seller an amount equal to the lesser of (i) $50,000 or (ii) Purchaser’s reasonable attorneys’ fees and expenses incurred to the date of termination (“Purchaser's Termination Fees”).  If this Agreement is terminated pursuant to Section 7.1.6 hereof, Seller shall be entitled to receive from Purchaser an amount equal to the lesser of (i) $50,000 or (ii) Seller’s reasonable attorney fees and expenses incurred to the date of termination (“Seller’s Termination Fee” and together with Purchaser’s Termination Fee, the “Termination Fees”).  Any Termination Fees paid by or received by a Party shall be considered liquidated damages in light of this Agreement’s termination.  The costs and expenses of preparing and filing the Proxy Materials or of holding Seller’s Shareholders’ Meeting shall not be part of the expenses for which either Party can make recovery or receive reimbursement under the preceding sentences.

8.	INDEMNIFICATION

8.1          Indemnification by Seller.  Seller hereby agrees to indemnify, save, hold harmless and defend ASK and Purchaser, its respective officers, directors, shareholders, agents and Purchaser’s Representatives, and each of them, from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses reasonably and actually incurred (whether or not arising out of third‑party claims), including, without limitation, interest, penalties, expenses, reasonable attorneys’ fees and all amounts paid in connection with the defense or settlement of any of the foregoing (herein, the “Damages”), in connection with or arising out of or resulting from any one or more of the following: (a) any inaccuracy in any representation or warranty made by Seller, herein or in any Exhibit, Schedule or other document provided pursuant to or in connection with this Agreement; (b) the breach of any covenant or agreement or any misrepresentation made by Seller, contained in this Agreement, including the Schedules and Exhibits hereto, or any other agreement, instrument or document executed by Seller pursuant hereto or in connection herewith; (c) any claim by the United States or any division or agency thereof, that Seller is liable for any income Taxes, including any interest or penalties, derived or based upon the Company’s Business operations prior to the Closing Date (“Tax Claims”); (d) any failure of Seller to duly perform or pay any obligations of Seller, including, but not limited to, its failure to comply with the DEEP Orders.

8.2          Indemnification by Purchaser.  Purchaser and ASK, jointly and severally, hereby indemnify and agree jointly and severally, to save and hold harmless Seller from and against any and all Damages incurred in connection with or arising out of or resulting from any one or more of the following: (a) any inaccuracy in any representation or warranty made by Purchaser herein or in any Exhibit, Schedule or other document provided pursuant to or in connection with this Agreement; (b) the breach of any covenant or agreement or any misrepresentation made by Purchaser contained in this Agreement, including the Schedules and Exhibits hereto, or any other agreement, instrument or document executed by Purchaser pursuant hereto or in connection herewith; (c) any failure of Purchaser to duly perform or observe any term, provision, covenant or agreement herein on the part of Purchaser to be performed or observed; or (d) any failure of Purchaser to duly perform or pay any obligations of Purchaser.

8.3          Offset and Holdback.  If within one (1) year of the Closing Date, Seller takes any steps or corporate actions to liquidate or dissolve Seller or states or announces any intention or plan to do so, either through a securities’ filing, press release, news announcement, or otherwise, or gives any notice thereof to any vendors, Seller’s Shareholders, employees, or Governmental Authorities having jurisdiction thereover, then Seller, before so liquidating or dissolving, shall deposit $100,000 with the Escrow Agent in order to provide a ready and available source of funds to pay, but not in limitation thereof, any Indemnification Claim asserted by Purchaser or ASK against Seller for which there is a Final Determination in favor of Purchaser or ASK.  If Purchaser or ASK asserts an Indemnification Claim hereunder, Purchaser or ASK may upon a Final Determination and upon notice to Escrow Agent request payment thereof of up to the $100,000 deposited.  If such funds are deposited but no Indemnification Claims are timely asserted or adjudicated to a Final Determination in favor of Purchaser or ASK, then the $100,000 shall be paid back by Escrow Agent to Seller.

8.4          Damages.  The term “Damages” as used in this Section is not limited to matters asserted by third parties against the Company and its Subsidiaries, as the case may be, but includes Damages incurred or sustained by Seller, ASK or Purchaser, as the case may be, in the absence of third party claims.

8.5          Limit of Indemnities.

8.5.1          No party shall be liable under this Agreement for any Damages resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if the party seeking indemnification for such Damages knew or should have known of such inaccuracy or breach before Closing.

8.5.2          No Party shall be required to indemnify any other Party for Damages until the aggregate amount of all such Damages exceeds $10,000 in which event the indemnifying Party shall be responsible for the aggregate amount (from dollar one) of all Damages.

8.5.3          No Party shall be required to indemnify any other Party for an aggregate amount of Damages exceeding $175,000.

8.5.4          The indemnification provided in this Section 8.5 shall be the sole and exclusive remedy available to any Party hereto for claims arising out of the subject matter of this Agreement.

9.          DEFINITIONS. The following capitalized terms when used herein shall have the following meanings; such terms to be equally applicable to both the singular and plural of the terms defined (capitalized terms defined elsewhere in this Agreement to have the meaning so ascribed to them in all provisions of this Agreement):

“Applicable Securities Laws” means the Securities Act, the Exchange Act, State “blue sky” laws and the rules and regulations promulgated by FINRA.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated pursuant thereto.

 “DEEP Orders” means the two (2) orders entered by the Connecticut Department of Energy and Environmental Protection against Seller on or about September 24, 2014 requiring Seller to investigate and repair two (2) dams in Killingly, Connecticut in which Seller has an ownership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

"Escrow Agent" means First National Bank of Omaha (or other national or state banking organization as agreed to by the parties).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Determination” means a final decision or resolution of a matter binding on the Parties as determined by a Court, an arbitrator, mediator or by agreement of the Parties.

“Form ADV” means the uniform form used by investment advisers to register with the SEC and other securities authorities.

“Fund” means any Client of the Company and/or its Subsidiaries that is an investment company (as defined in) and registered under the Investment Company Act of 1940.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any federal, state or local governmental entity, agency, instrumentality commission, department or political subdivision thereof.

“IAA Consents” mean, with respect to the consummation of the approval process whereby Client consents either in writing or otherwise to the Management Change resulting from the consummation of the Transactions contemplated herein all as set forth in Section 5.7 hereof.

“Indemnification Claim” means any action or proceeding (including any governmental investigation or inquiry) brought or asserted against a Party in respect to which indemnity may be sought from another Party pursuant to the terms of Sections 8.1 or 8.2.

“Knowledge” means, in the case of any Person, the actual knowledge without any actual inquiry and in the case of Seller the actual knowledge of its Chief Executive Officer or Chief Financial Officer.

“Management Change” means, with respect to each Client, the assignment (as such term is defined in the Investment Advisers Act of 1940 and, as applicable, the Investment Company Act of 1940) of its IAA resulting from the change in control of the Company and its Subsidiaries pursuant to this Agreement.

“Material Adverse Effect” means an event, change or occurrence which individually or together with any other event, change or occurrence, has a material adverse effect on the Business, operations, assets, liabilities, financial condition or results of operation as to the Person so referenced, except to the extent resulting from (1) changes in general local, domestic or international economic conditions, (2) changes affecting generally the industry in which the Company operates, (3) changes in applicable laws or accounting rules or principles, or (4) the announcement of the transactions contemplated by this Agreement.

“Material Contract” means (i) any agreement to purchase, lease, sale or distribute materials, supplies, goods, services or other assets or rights that provides for or for which transactions entered into or made pursuant thereto have, in the fiscal year ended December 31, 2017, generated payments by or to the Company and its Subsidiaries in excess of $25,000,00; (ii) any partnership, joint venture or similar agreements; (iii) any agreements relating to indebtedness for borrowed money or for the deferred purchase price of property; (iv) any agreement relating to Intellectual Property; (v) any agreement between the Company and its Subsidiaries to indemnify any other Person; or (vi) any agent restricting the Company or any of its Subsidiaries from engaging in any line of business or competing with any Person.

“NDA” means the Confidentially and Non-Disclosure Agreement between Seller and ASK dated January 25, 2018.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient amounts to elect a majority of the directors.

“Transactions” mean this Agreement and the transactions contemplated hereby consisting primarily of Seller’s sale and Purchaser’s purchase of the Company’s Common Shares as provided herein.

10.          POST CLOSING COVENANTS.

(a)          Cooperation.  Purchaser and Seller agree that they will, to the extent requested by the other Party, cooperate with one another to effectuate the purposes and intentions of this Agreement and in advising and informing the Company’s customers, if needed, of the acquisition by Purchaser of the Company’s Common Shares as provided for in this Agreement.  Such cooperation shall include, but shall not be limited to, any Party, upon another’s reasonable request, doing all further acts executing and delivering such additional or further documents and giving such assurance as may be required or necessary to carry out the provisions of this Agreement, as would, in the opinion of such Party, serve to effectuate a smooth transition of the Company’s ownership from Seller to Purchaser.  Such cooperation shall further include providing access to the Company’s books and records and with providing litigation support to any Party contesting or defending any legal action or proceeding at such contesting or defending Party’s expense in any lawsuit, action, proceeding or investigation in connection with any transaction contemplated under this Agreement or arising from any facts, situations or circumstances prior to the Closing involving the Company, and assisting Seller with the preparation of state, Federal and SEC filings.  Seller acknowledges and agrees that subject to Seller having reasonable access thereto, at reasonable times from and after the Closing, Purchaser shall be entitled to possession of all documents, books, records, agreements and financial data of any sort relating to the Company.

(b)          Non-Solicitation of Clients.  For a period of one year following the Closing, neither Seller nor any of its officers, directors, agents, representatives, or employees, either directly or indirectly, for the benefit of any Person other than Purchaser, the Company or its Subsidiaries shall  solicit business of the same or similar type as that Business being carried on by the Company or its Subsidiaries from any Person that was a customer, Client or investor of or with the Company or its Subsidiaries at the time of Closing. For a period of two years following the Closing, Seller nor any of its officers, directors, agents, representatives or employees, either directly or indirectly, shall not induce any employee(s) of the Company at the time of Closing to become an employee of Seller.

(c)          Continuance of Greenwich Sublease.  The Company and its Subsidiaries will continue to pay Seller rent for the Greenwich Premises in the same sum for the same space and facilities as it did pre-Closing.  Seller will continue to sublease, and make available, to the Company the Greenwich Premises upon the same terms and conditions as before the Closing until such time as the first of the following occurs:  (i) the Greenwich Sublease terminates and is no longer in effect or (ii) the Company and its Subsidiaries move out of the Greenwich Premises and cease doing business or maintaining a presence not of an insignificant nature on the Greenwich Premises following thirty days advance written notice to Seller.  For the avoidance of doubt, either the Company or Seller may terminate the Company’s sublease at any time upon thirty (30) days advance written notice to the other.

(d)          Tax Matters.

(1)          Seller and Purchaser shall cooperate fully, and Purchaser shall cause the Company to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any tax return or in connection with any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding.

(2)          Any tax return to be prepared and filed after the Closing Date for taxable periods ending on or before the Closing Date or for any period that commenced prior to Closing but ending thereafter shall be prepared on a basis consistent with the last previous similar tax return.  Purchaser shall provide Seller with a copy of each such proposed tax return (and such additional information regarding such tax return as may reasonably be requested by Seller) for review and comment at least forty-five (45) days prior to the filing of such tax return, in the case of income tax returns, and in such period of time prior to filing as Purchaser shall reasonably determine to be practicable in the case of other tax returns.  Purchaser shall accept all reasonable comments of Seller.  Seller shall be responsible for Taxes accrued and owed by the Company and its Subsidiaries prior to Closing and Purchaser for Taxes accrued during period thereafter, except that any Taxes due for a period that includes both the pre-Closing and post-Closing time frame, shall be allocated between the parties.

11.          MISCELLANEOUS.

11.1          Survival of Representations.  All statements contained in any Exhibit, Schedule, certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties delivering the same hereunder.  Subject to the provisions of Section 8 hereof, the representations, warranties, covenants, indemnities and agreements of all parties hereto contained herein and as provided in the preceding sentence shall survive the Closing Date for a period of one (1) year; provided, however, that so long as any Indemnification Claim is asserted within such one (1) year period, such Indemnification Claim shall be considered timely raised and not precluded by the running of such one year period.

11.2          Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns; provided, however, that neither Purchaser nor Seller may (except for assignments of its rights hereunder to its lenders as collateral security for loans from time to time made to Seller by its lenders) assign its rights or obligations hereunder without the prior written consent of the non-assigning Party.

11.3          Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; on the next business day following receipt if transmitted by telecopy, electronic or digital transmission method; upon receipt, if sent for next day delivery to a domestic address by a recognized overnight delivery service; and upon receipt, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent:

If to Purchaser	Khandwala Capital Management, Inc.
and ASK	c/o Amit S. Khandwala
5 Mayfair Place
Trumbull, CT 06611
Phone: 203-685-1438
E-mail: akhandwala@yahoo.com

with a copy to:	William M. McCleery, Jr. / Delmer R. Mitchell
Schmiedeskamp, Robertson, Neu & Mitchell LLP
525 Jersey
Quincy, Illinois 62301
Phone: 9217) 223-3030
E-mail: wmccleery@srnm.com
dmitchell@srnm.com

If to Seller:	Wright Investors’ Service Holdings, Inc.
177 West Putnam Avenue
Greenwich, CT 06830
Phone: 914-242-5700
E-mail: isobotko@wisholdings.com

with a copy to:	David L. Hefflinger / Guy Lawson
McGrath, North, Mullin & Kratz, PC LLO
First National Tower, Suite 3700
1601 Dodge Street
Omaha, Nebraska 68102
Phone: 402-633-1402
E-Mail: dhefflinger@mcgrathnorth.com
glawson@mcgrathnorth.com

or to such other place and with such other copies as any Party may designate as to itself by written notice to the others.

11.4          Time of the Essence.  Time is of the essence of this Agreement.

11.5          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  To the extent jurisdiction exists, any claim arising pursuant to this Agreement shall be filed in a court located in the State of Delaware.

11.6          Entire Agreement; Amendments and Waivers.  This Agreement, together with the NDA and all Exhibits and Schedules hereto which are incorporated herein by this reference, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, among the parties.  This Agreement may be amended, modified or supplemented only by a writing signed by all of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

11.7          Multiple Counterparts.  This Agreement may be executed in one or more counterparts, including a facsimile thereof, each of which shall be deemed to be an original, including the signature thereon, but all of which together shall constitute one and the same agreement.  A facsimile or electronically transmitted signature shall have the same force and effect as an original and shall bind any Party signing in such manner.

11.8          Expenses.  Except as otherwise specified herein, each Party hereto shall pay its own legal, accounting, out‑of‑pocket and other expenses incident to this Agreement and to any action taken by such Party in preparation for carrying this Agreement into effect; provided, however, Seller agrees that the Company has not and will not bear any of Seller’s costs and expenses (including any of its legal fees and expenses) in connection with this Agreement or any of the Transactions contemplated hereby.

11.9          Severability.  In the event that any one or more of the provisions contained in this Agreement or in any other document referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

11.10          Titles.  The titles, captions or headings of the Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.11          Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed, or caused their respective duly authorized representatives to execute, this Agreement under seal as of the day and year first above written.

“Purchaser”

KHANDWALA CAPITAL MANAGEMENT, INC.

By:	/s/ Amit S. Khandwala
Name:	Amit S. Khandwala
Title:	Chief Executive Officer

By:	/s/ Amit S. Khandwala
Amit S. Khandwala

“Seller”

WRIGHT INVESTOR’S SERVICE HOLDINGS, INC.

By:	/s/ Harvey P. Eisen
Name:	Harvey P. Eisen
Title:	Chairman, President and Chief Executive Officer

Exhibit A

VOTING AGREEMENT

This Voting Agreement (“Agreement”) dated as of April ___, 2018, is by and between Khandwala Capital Management, Inc., a Connecticut corporation (“Purchaser”), Wright Investors’ Service Holdings, Inc., a Delaware corporation (“Seller”), and each of Harvey P. Eisen, Peter M. Donovan, Marshall S. Geller, Richard C. Pfenniger, Jr. and Lawrence G. Schafran, the directors of Seller (collectively, the “Holders”, each a “Holder”).  WITNESSETH:

WHEREAS, concurrently herewith, Seller, Purchaser and Amit S. Khandwala are entering into a Stock Purchase Agreement (the “Purchase Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement), pursuant to which Seller, as the sole shareholder of The Winthrop Corporation (the “Company”), is selling all of the issued and outstanding shares of the Company’s Common Stock to Purchaser upon the terms set forth therein; and

WHEREAS, as of the date hereof, each Holder beneficially owns or controls certain shares and, collectively they own or control approximately 37.89% of the issued and outstanding common capital stock of Seller (such shares together with any other shares of Seller’s common capital stock acquired after the date hereof and prior to the termination hereof, whether upon exercise of options, dividends, conversion of convertible securities or otherwise, and as adjusted by any stock split or similar event, being collectively referred to herein as the “Seller’s Shares”).

NOW, THEREFORE, as a condition to its willingness to enter into the Purchase Agreement, Purchaser has required that each Holder agree, and each Holder has agreed, to vote his or Seller’s Shares in the manner and on the terms and conditions provided for herein.

AGREEMENT

In consideration of the mutual covenants and agreements contained herein, the parties severally agree as follows:

1.          Voting and Other Obligations.  Each Holder hereby agrees that, at all times prior to the Expiration Date (as defined herein), at any meeting of the shareholders of Seller however called at which any of the following is put to a vote of shareholders, such Holder shall (a) vote the Seller’s Shares he owns or controls in favor of the transaction contemplated by the Purchase Agreement (including, but not limited to, all approvals which may be required by the business governance rules, including, but not limited to, those issued or promulgated by FINRA, applicable to companies with shares that trade on the Over the Counter Bulletin Board as contemplated by the Proxy Statement/Prospectus); (b) vote the Seller’s Shares he owns or controls against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Seller under the Purchase Agreement; and (c) vote the Seller’s Shares he owns or controls against any action or agreement (other than the Purchase Agreement or the transactions contemplated thereby) that would reasonably be expected to impede, interfere with, delay, postpone or discourage the transaction.

2.          Expiration.  This Agreement shall terminate on the Expiration Date.  As used herein, the term “Expiration Date” means the first to occur of (a) the Closing under the Purchase Agreement, (b) termination of the Purchase Agreement in accordance with its terms, (c) a material amendment of the Purchase Agreement (unless the parties hereto also amend this Agreement to confirm it will survive the change), and (d) written notice of termination of this Agreement by Purchaser to Holders.

3.          Representations and Warranties of Holders.  Each Holder hereby represents and warrants to Purchaser as follows:

(a)          Power; Binding Agreement.  Holder has the legal capacity, power and authority to enter into and perform all of his obligations under this Agreement.  The execution, delivery and performance of this Agreement by Holder will not violate any other agreement to which Holder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust.  This Agreement has been duly and validly executed and delivered by Holder and constitutes a valid and binding agreement of Holder, enforceable against Holder in accordance with its terms.

(b)          Governmental Authorization.  The execution, delivery and performance by Holder of this Agreement and the voting requirements contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) compliance with any applicable requirements of the Exchange Act, (ii) any applicable state and foreign takeover, antitrust and competition law filings and approvals, and (iii) such other actions and filings the failure to make or obtain which would not reasonably be expected to prevent consummation of the transaction.

(c)          Non-Contravention.  The execution, delivery and performance by Holder of this Agreement and the consummation by Holder of the voting requirements contemplated hereby do not and will not (i) assuming compliance with the matters referred to in subsection 3(b), contravene or conflict with any provision of law, regulation, judgment, injunction, order or decree binding upon Holder, or (ii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Holder or to a loss of any benefit to which Holder is entitled under any provision of any agreement, contract or other instrument binding upon Holder, with such exceptions with respect to the matters referred to in clauses (i) and (ii) as would not reasonably be expected to prevent consummation of the transaction.

4.          Certain Covenants of Holders.  Except in accordance with the terms of this Agreement, each Holder hereby covenants and agrees while this Agreement is in effect, and except as contemplated hereby, not to grant any proxies, deposit any Seller’s Shares into a voting trust or enter into a voting agreement with respect to any Seller’s Shares that would have the effect of preventing or disabling Holder from performing his obligations under this Agreement.

5.          Capacity as Stockholder.  Each Holder signs this Agreement solely in his capacity as a stockholder of Seller, and not in Holder’s capacity as a director or officer of the Seller or any of its Subsidiaries.  Nothing herein shall in any way restrict a director or officer of the Seller in the exercise of his fiduciary duties solely as a director or officer of the Seller or prevent or be construed to create any obligation on the part of any director or officer of the Seller from taking any action solely in his capacity as such director or officer of the Seller or otherwise limit such Holder from taking any action permitted to be taken by the Seller under the Stock Purchase Agreement.  For purposes of this Agreement, neither the Seller nor any of its Subsidiaries shall be deemed to be affiliates of any Holder.

6.          Miscellaneous.

(a)          Entire Agreement; Assignment.  This Agreement (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

(b)          Amendments.  This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

(c)          Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

(d)          Specific Performance.  Each of the parties hereto recognizes and acknowledges that a breach by the Holders of any covenants or agreements contained in this Agreement will cause Purchaser to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each Holder agrees that in the event of any such breach Purchaser shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in nay respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(e)          Counterparts.  This Agreement may be executed in one or more counterparts, including a facsimile thereof, each of which shall be deemed to be an original, including the signature thereon, but all of which together shall constitute one and the same agreement.  A facsimile or electronically transmitted signature shall have the same force and effect as an original and shall bind any party signing in such manner.

[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:  Wright Investors’ Service Holdings, Inc.

By: ___________________________________
Name: ______________________________
Title:  ______________________________

PURCHASER:  Khandwala Capital Management, Inc.

By: ___________________________________
Name: ______________________________
Title:  Chief Executive Officer

HOLDERS:

__________________________________	____________________________________
Harvey P. Eisen	Peter M. Donovan

__________________________________	____________________________________
Marshall S. Geller	Richard C. Pfenniger

__________________________________
Lawrence G. Schafran

Schedule 3.1.8

On April 2, 2018, the Boards of Trustees of The Wright Managed Equity Trust and The Wright Managed Income Trust (the “Trusts”)  issued a press release announcing that they had voted to liquidate and terminate each of the Wright Selected Blue Chip Equities Fund (WSBEX), the Wright Major Blue Chip Equities Fund (WQCEX), the Wright International Blue Chip Equities Fund (WIBCX) and the Wright Current Income Fund (WCIFX) (the “Funds”) effective on or about April 30, 2018 (the “Liquidation Date”).  Based upon a recommendation of the Funds’ investment adviser, Wright Investors’ Service, Inc., the Boards approved the liquidation of the Funds.  Wright Investors’ Service Holdings, Inc, does not believe the liquidation of the Funds will have a material adverse impact on its business operations, financial condition, or results of operations.

Schedule 3.1.9 – Litigation

none

Schedule 3.1.12 Office Furniture 1200-104 1210-104 Dept.# Vendor Item 9 Meyer Office Interiors HB task chair 9 Office Furniture South Small under desk file cabinet 9 Meyer Office Interiors (3) Hi-Lateral Files 42" 10 Meyer Office Interiors west lake office components type #2 10 Meyer Office Interiors HB task chair 10 Meyer Office Interiors (2) shelf 36" Bookcase 10 Meyer Office Interiors (2) shelf 36" Bookcase 10 Sit41 ess.com Aeron chair 10 Meyer Office Interiors Chair, look,mid back,fwd tilt, 3D arm 10 Meyer Office Interiors JOFCO Lewis guest chair #5 cherry 10 Meyer Office Interiors westlake office components type #2 10 Meyer Office Interiors HB task chair 10 Meyer Office Interiors westlake office components type #2 10 Meyer Office Interiors westlake office components type #2 10 Meyer Office Interiors HB task chair 10 Meyer Office Interiors Chair,look,mid back,fwd t ilt, 3D arm 10 Meyer Office Interiors HB task chair 10 Meyer Office Interiors HB task chair 10 Meyer Office Interiors west lake office components type #2 10 Meyer Office Interiors (3) shelf 36" Bookcase 10 Fortune Brands Credenza 29 Meyer Office Interiors Personal workstations 29 Meyer Office Interiors HB task chair 29 Meyer Office Interiors Personal workstations 29 Meyer Office Interiors Personal workstations 29 Meyer Office Interiors HB task chair 29 Meyer Office Interiors (3) Hi-Lateral Files 36"

 31 Meyer Office Interiors HB task chair 31 Office Furniture South Small under desk file cabinet 31 Meyer Office Interiors HB task chair 31 Office Furniture South Small under desk file cabinet 31 Meyer Office Interiors (3) Hi-Lateral Files 36" 31 Meyer Office Interiors (2.) Hi-Lateral Files 36" 32 Meyer Office Interiors HB task chair 32 Meyer Office Interiors (3) shelf 36" Bookcase 32 Meyer Office Interiors (3) shelf 36" Bookcase 32 Meyer Office Interiors west lake office components type #2 32 Meyer Office Interiors (3) Hi-Lateral Files 36" 32 Meyer Office Interiors (3) Hi-Lateral Files 36" 35 Office Furniture South Small under desk file cabinet 45 Meyer Office Interiors (3) Hi-Lateral Files 42" 45 Meyer Office Interiors (3) Hi-Lateral Files 42" 45 Meyer Office Interiors (3) Hi-Lateral Files 36" 45 Meyer Office Interiors (3) Hi-Lateral Files 36" 45 Meyer Office Interiors (3) Hi-Lateral Files 36" 45 Meyer Office Interiors HB task chair 45 Office Furniture South Small under desk file cabinet 56 Office Furniture South Small under desk file cabinet 62 Meyer Office Interiors Personal workstations 62 Meyer Office Interiors HB task chair 62 Meyer Office Interiors HB task chair 62 Meyer Office Interiors (2) Hi-Lateral Files 36" 62 Meyer Office Interiors west lake office components type #2 71 Meyer Office Int eriors HB task chair 71 Meyer Office Interiors HB task chair 71 Meyer Office Interiors HB task chair 71 Meyer Office Interiors HB task chair 71 Meyer Office Interiors Wall Street II Bookcase & Hutch 71 Rack Solutions 12U Portable Server Rack 71 Rack Solutions Front & Rear Covers 71 Rack Solutions Heavy Duty casters & Lifting Handles 71 Rack Solutions 1U Tool-less Rack Nails 71 Rack Solutions Fixed Rack Shelf - 24" Depth 71 Rack Solutions 15A Power Strip.Right angle front outlet

 73 Meyer Office Interiors HB task chair 73 Meyer Office Interiors (2) shelf 36" Bookcase 73 Office Furniture South Small under desk file cabinet 73 Office Furniture South Small under desk file cabinet 73 Fortune Brands Mahogany Desk (66") 73 Meyer Office Interiors HB task chair 73 Meyer Office Interiors Keilhauer Elite Chair - black leather 73 Meyer Office Interiors JOFCO Lewis guest chair #5 cherry 73 Meyer Office Interiors JOFCO Lewis guest chair #5 cherry 73 Meyer Office Interiors HB task chair 73 Meyer Office Interiors (2) shelf 36" Bookcase 73 Office Furniture South Small under desk file cabinet 73 Meyer Office Interiors HB task chair 80 Meyer Office Interiors HB task chair 80 Office Furniture South Small under desk file cabinet 80 Meyer Office Interiors HB task chair 80 Office Furniture South Small under desk file cabinet 100 Meyer Office Interiors Westlake office components type #2 100 Meyer Office Interiors HB task chair 100 Meyer Office Interiors HB task chair 100 Office Furniture South Small under desk file cabinet 100 Meyer Office Interiors Keilhauer Elite Chair - black leather 100 Meyer Office Interiors Keilhauer Elite Chair - black leather 100 Meyer Office Interiors Keilhauer Elite Chair - black leather 100 Meyer Office Interiors Keilhauer Elite Chair - black leather 100 Meyer Office Interiors Keilhauer Elite Chair - black leather 100 Meyer Office Interiors Keilhauer Elite Chair - black leather 100 Meyer Office Int eriors Keilhauer Elite Chair - black leather 100 Meyer Office Interiors Keilhauer Elite Chair - black leather 100 Meyer Office Interiors Keilhauer Elite Chair - black leather 100 Meyer Office Int eriors Keilhauer Elite Chair - black leather 100 Wayside Lamp w/ Black Shade 100 Wayside Lamp w/ Black Shade 100 Corp-Decor Conference Table (refinish) 100 Corp-Decor Whitehall Chair 100 Corp-Decor Whitehall Chair 100 Corp-Decor Whit ehall Chair 100 Corp-Decor Whitehall Chair 100 Corp-Decor Whitehall Chair 100 Corp-Decor Whitehall Chair 100 Wayside Mahogany Drum Table 100 Wayside Mahogany Drum Table 100 Meyer Office Interiors Wall Street 1130" 2 door file

 100 Office Furniture South Small under desk file cabinet 100 Corp-Decor Keilhauer Chair 100 Meyer Office Interiors HB task chair 100 Meyer Office Interiors HB task chair 100 Meyer Office Interiors Westlake office components type #1 100 Meyer Office Interiors (3) Hi-Lateral Files 36" 100 Meyer Office Interiors (3) Hi-lateral Files 36" 100 Meyer Office Interiors JOFCO portrait lounge chairs 100 Meyer Office Interiors HB task chair 100 Meyer Office Interiors JOFCO portrait lounge chairs 100 Meyer Office Interiors JOFCO portrait lounge chairs 100 Meyer Office Interiors JOFCO portrait lounge chairs 100 Corp-Decor Hekman Sideboard 100 Corp-Decor Whitehall Chair 100 GE Microwave 100 GE Microwave 100 Samsung Refridgerator - large 100 GE Refridgerator - small WISH Meyer Office Interiors Personal workstations WISH Meyer Office Interiors HB task chair WISH Meyer Office Interiors Westlake office components type #1 WISH Meyer Office Interiors Wall Street 1130" 2 door file WISH Meyer Office Interiors Wall Street 1130" 2 door file WISH Meyer Office Interiors HB task chair WISH Meyer Office Interiors Wall Street II Bookcase Too WISH Meyer Office Interiors (2.) shelf 36" Bookcase WISH Meyer Office Interiors Keilhauer Elite Chair - black leather 100 Meyer Office Interiors (3) Hi-lateral Files 36" 100 Meyer Office Interiors (3) Hi-Lateral Files 36" 100 Meyer Office Interiors (3) Hi-Lateral Files 36" 100 Meyer Office Interiors (3) Hi-Lateral Files 36" 100 Meyer Office Interiors (3) Hi-Lateral Files 36" 100 Meyer Office Int eriors (3) Hi-Lateral Files 36" 100 Meyer Office Interiors (3) Hi-lateral Files 36" 100 Meyer Office Interiors (3) Hi-Lateral Files 36" 100 Meyer Office Interiors (3) Hi-lateral Files 36" 100 Meyer Office Interiors (3) Hi-lateral Files 36" 100 Meyer Office Interiors (3) Hi-Lateral Files 36" 100 Meyer Office Interiors (3) Hi-Lateral Files 36" 100 Meyer Office Interiors (3) Hi-Lateral Files 42" 100 Meyer Office Interiors (3) Hi-Lateral Files 42" 100 Meyer Office Interiors (2) Hi-Lateral Files 36" 100 Meyer Office Interiors (2) Hi-lateral Files 36"

 100 Meyer Office Interiors HB task chair 100 Meyer Office Interiors (3) Hi-Lateral Files 36" 100 Meyer Office Interiors (3) Hi-Lateral Files 36" 100 Meyer Office Interiors Keilhauer Elite Chair - black leather 100 Meyer Office Interiors west lake office components type #2 100 Meyer Office Interiors Nu craft glass top coffee table 100 Meyer Office Interiors (3) Hi-Lateral Files 36" 100 Meyer Office Interiors JOFCO Lewis guest chair #5 cherry 100 Meyer Office Interiors JOFCO Lewis guest chair #5 cherry 100 Meyer Office Interiors (2) shelf 36" Bookcase 100 Meyer Office Interiors (2) shelf 36" Bookcase 100 Meyer Office Interiors HB task chair 100 Meyer Office Interiors Personal workstations 100 Meyer Office Interiors JOFCO Lewis guest chair #5 cherry 100 Meyer Office Interiors JOFCO Lewis guest chair #5 cherry 100 Meyer Office Interiors JOFCO Lewis guest chair #5 cherry 100 Meyer Office Interiors HB task chair 100 Meyer Office Interiors west lake office components type #2 100 Meyer Office Interiors (3) shelf 36" Bookcase 100 Corp-Decor Keilhauer Chair 100 Fortune Brands Cherry Desk (72") 100 Corp-Decor Keilhauer Chair 100 Meyer Office Interiors (3) Hi-Lateral Files 42" 100 Fortune Brands Large credenza, with keyboard drawer 100 Sit41ess.com Aeron chair 100 Meyer Office Interiors (4) shelf 36" Bookcase 100 Meyer Office Interiors (4) shelf 36" Bookcase 100 Meyer Office Interiors HB task chair 100 Office Furniture South Small under desk file cabinet 100 Meyer Office Interiors (3) Hi-Lateral Files 36" 100 Meyer Office Interiors (3) Hi-Lateral Files 36" 100 Meyer Office Interiors (3) Hi-Lateral Files 36" 100 Meyer Office Interiors (3) Hi-Lateral Files 36" 100 Meyer Office Interiors (3) Hi-Lateral Files 36" 100 Meyer Office Interiors JOFCO Lewis guest chair #5 cherry 100 Office Furniture South Small under desk file cabinet

 Dl! pt l Vendor 62 Park City 6usin• n Office Equlpml!nt U00-103 U lCl-103 l'temDualptlGn Panasonic:Typa:wri1.ar Modl!I I s.,1.. 11 IO(E2020 lAOO/sn-4371225 7.3 Pitnay8owu Clcit.11IM1lli11&System DMSOOw/Plnform spyl / l fwS 2639S 7 3 Pit nay B-owH I nt111rfuad platform for ma ii ~v1a..m 107941 7l S.t-.om Mii ilir,1 SV$t11m1 Pitn11Y•IBc,.r,re$ EIKtron.k; Miiil Sic.I.. AS70

 Dept # Vendor Other Equipment 1200-106 1210-106 Item Description 62 Castle Distributors Fireproof Cabinet Model# Roi ling File Shelves - located in Conference/ Brookside Room 100 Sony Television 55" LCD with 3 year warranty A KDL55EX710 100 Sony Playstat ion 3 160GB A PS398418 100 Home Depot 7000 Watt portable generator 100 Northeast Generator Portable Genera tor DL6000I 100 Amazon.com Polycom conference phone & microphone kit 100 Apple iPod Touch 32GB Red MD749LL/A 100 Sonystyle .com 40" Bravia EXS00 HDTV KOL -40EXS00 100 Sonystyle .com Internet Blu-Ray Disc Player NSZ-GTl 100 Amazon.com Netgear Prosa fe 48-Port Giga bit smart switch GS752TP-100NAS 100 Encon 2T Move Cook Air Conditioner Office Pro-24 100 AT&T Polycom WX 310 (51 phones) 42673 WX310 100 AT&T Polycom WX 410 phone (5 phones) WX410 100 AT&T Polycom WX 410 phone 1X MOD W X410 Phone 1X MOD 100 Amazon.com Optoma HD142X Home Theatre Projector HD142X Serial# CCQJLE3QF4YS 04130168240 B01HQCF6R6

 Dept# User Vendor Printing Equipment 1200-102 1210-102 Item Description Model# Serial# -- ·--- ---------- --------------- ·------- 73 73 73 73 General Binding Corporation The carrington Company General 8inding Company MyBinding.com Magna punch Binding Punch Rena Pri nler /OJnveyor /Slacker /Blotter 16 ln. Manual Binder Dial a Fold De'Sklop Paper Folder w/ guide ll!PM 1265 PF-P3100

Software Licenses Owned
Schedule 3.1.13

Microsoft Windows/SQL Licenses

Product Pool	License Product Family	License Version	Quantity

Servers	SQL - Device CAL	2000	10
Servers	SQL Server - Standard	2000	1
Servers	SQL Server Standard - 1 Processor	2000	1
Servers	Windows Remote Desktop Services - User CAL	2012	20
Servers	Windows Server - Device CAL	2003	20
Servers	Windows Server - Standard	2012 R2	3
Servers	Windows Server - Standard	2008 Release 2	1
Servers	Windows Server - Standard	2003	2
Servers	Windows Server - User CAL	2012	40
Servers	Windows Server - User CAL	2008	45
Servers	Windows Terminal Server - Device CAL	2003	20

	Windows 10 Professional		43
	Windows 7 Professional		3
	Windows 10 Home		7
	Windows XP		7
	Windows Server 2003		6
	Windows Server 2000		2
	Windows 200 Professional		1
	Windows NT		1
Other Software Licenses
	INDATA iPM		20
	Office 365 P1		8
	Office 365 E3		28
	FactSet
	Bloomberg		3
	Atlas (Wilshire)
	Morningstar premium
	Morningstar advisor
	Salesforce
	AWS
	ProxyEdge
	Fiery
	ABC PDF
	QuickBooks / Rights Network
	Market Axess
	Credit Sites
	Quodd
	Vmware
	SonicWall
	Nuance		3

Schedule 3.1.14

(a)	Officers and Directors - Winthrop

Directors

Harvey Eisen

Ira Sobotko

Andrea Kantor

Amit Khandwala

Officers

John F. Connolly	Senior Vice President Client Service Officer
Michael L. Dineen	Senior Vice President Portfolio Manager
Amit S. Khandwala	Co-CEO CIO – Global Equities
Harvey P. Eisen	Co- CEO
Harold R. Kruitbosch	Controller
Richard P. McGuire	Vice President Client Service Officer
Mark F. Moyher	Vice President Trading
Dominick M. Pesavento	Senior Vice President Operations
Anuradha Prabhu	Vice President Equity Management
Amanda L. Torske	Vice President Portfolio Administration
M. Anthony E. van Daalen	Co-President CIO – Fixed Income
Ira J. Sobotko	Chief Compliance Officer, Secretary and Treasurer

Officers and Directors- Wright Investors’ Service Inc.

Directors

Harvey Eisen

Ira Sobotko

Andrea Kantor

Amit Khandwala

Officers

Amit Khandwala – Co-CEO and Chief Investment Officer

Harvey Eisen- Co - CEO

Anthony van Daalen – Co-President, CIO Global Fixed Income, Co-CIO Asset Allocation

Ira Sobotko – Chief Compliance Officer, Secretary and Treasurer

Officers and Directors- Wright Investors’ Service Distributors Inc.

Directors

Amit Khandwala

Officers

Donald Pollard- CEO and Chief Compliance Officer

Ernest Kappotis – FINOP

Mark Moyher – Chief Operating Officer

Diane Carstensen – Chief Technology Officer and Chief Information and Security Officer

Wright Private Asset Management LLC

Registered Member – Wright Investors’ Service, Inc

Officers- none

(b)

Oxford (United Healthcare)

Delta Dental

Choice Strategies (FSA)

Principal (life, LTD)

Officers Retirement Bonus Program

(c)

None

(d)

•	Agreement and General Release between Donald Kunze and The Winthrop Corporation dated December 8, 2015

•	Agreement and General Release between Ken Singer and The Winthrop Corporation dated December 9, 2015

•	Intercompany loan due to the Seller by the Company and its subsidiaries:

o	Balance at December 31, 2017 - $117,666, net of expense reimbursements

Schedule 3.2.13

Litigation of Seller

On September 26, 2014, the Connecticut Department of Energy and Environmental Protection (“DEEP”) issued two Orders requiring the investigation and repair of two dams in which the Seller and certain of its subsidiaries unrelated to the Company have certain ownership interests.  The first Order requires that the Seller investigate and make specified repairs to the ACME Pond Dam located in Killingly, Connecticut.  The second Order, as subsequently revised by DEEP on October 10, 2014, requires that the Seller investigate and make specified repairs to the Killingly Pond Dam located in Killingly, Connecticut.  The Seller has administratively appealed and contested the allegations in both Orders.  On July 27, 2017, the Seller entered into a Consent Order with the DEEP relative to Killingly Pond Dam. The Consent Order requires the Seller to continue to perform routine maintenance and administrative procedures, the cost of which is not material to the Seller's financial position or results of operations. As the administrative appeal of the Order relative to ACME Pond Dam remains pending, it is not possible at this time to evaluate the likelihood of, or to estimate the range of loss from, an unfavorable outcome.

Schedule 5.1

None